UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14 (a)

OF THE SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

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INTEVAC, INC.

(Exact Name of Registrant as Specified in its Charter)

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April 13, 2022

Dear Stockholder:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Intevac, Inc., a Delaware corporation, which will be held Wednesday, May 18, 2022 at 3:30 p.m., Pacific daylight time, at our principal executive offices located at 3560 Bassett Street, Santa Clara, California 95054. The accompanying notice of Annual Meeting, proxy statement and form of proxy card are being distributed to you on or about April 13, 2022.

Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying proxy materials. Also included is a copy of our 2021 Annual Report. We encourage you to read this information carefully.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. You may vote over the Internet, by telephone or by mailing a proxy card. Voting over the Internet, by telephone or by written proxy will ensure your representation at the Annual Meeting regardless of whether or not you attend in person. Please review the instructions on the proxy card regarding each of these voting options.

Thank you for your ongoing support of Intevac. We look forward to seeing you at the Annual Meeting. Please notify Crystal Speed at (408) 496-2216 if you plan to attend.

Sincerely yours,

Nigel Hunton

President and Chief Executive Officer

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

NOTICE OF ANNUAL MEETING

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

Time and Date:	Wednesday, May 18, 2022 at 3:30 p.m., Pacific daylight time.

Location:	Intevac’s principal executive offices, located at: 3560 Bassett Street, Santa Clara, California 95054.

Items of Business:	(1) To elect six directors to serve for the ensuing year or until their respective successors are duly elected and qualified.

(2) To ratify the appointment of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2022.

(3) To approve, on a non-binding, advisory basis, compensation paid to Intevac’s named executive officers.

(4) To transact such other business as may properly come before the Annual Meeting or any postponement, adjournment or other delay thereof.

These items of business are more fully described in the proxy statement accompanying this notice.

Adjournments and Postponements:

Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote if you were a stockholder of record as of the close of business on March 29, 2022.

Voting:

Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the proxy statement and submit your proxy card or vote on the Internet or by telephone as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About Procedural Matters” and the instructions on the enclosed proxy card.

By Order of the Board of Directors,

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer, Secretary and

Treasurer

This notice of Annual Meeting, proxy statement and accompanying form of proxy card are first being distributed on or about April 13, 2022.

INTEVAC, INC.

3560 Bassett Street

Santa Clara, California 95054

PROXY STATEMENT

FOR 2022 ANNUAL MEETING OF STOCKHOLDERS

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Annual Meeting

Q:	Why am I receiving these proxy materials?

A:

The Board of Directors (the “Board”) of Intevac, Inc. (“we,” “us,” “Intevac” or the “Company”) is providing these proxy materials to you in connection with the solicitation by the Board of proxies for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held Wednesday, May 18, 2022 at 3:30 p.m. Pacific daylight time, or at any adjournment or postponement thereof for the purpose of considering and acting upon the matters set forth herein. The notice of Annual Meeting, this proxy statement and accompanying form of proxy card are being distributed to you on or about April 13, 2022.

Q:	Where will the Annual Meeting be held?

A:	The Annual Meeting will be held at Intevac’s principal executive offices, located at 3560 Bassett Street, Santa Clara, California 95054.

Q:	Can I attend the Annual Meeting?

A:

You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of March 29, 2022 (the “Record Date”). You should bring photo identification for entrance to the Annual Meeting and proof of your holdings. The meeting will begin promptly at 3:30 p.m. Pacific daylight time.

Stock	Ownership

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:

Stockholders of record – If your shares are registered directly in your name with Intevac’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record.” These proxy materials have been sent directly to you by Intevac.

Beneficial owners – Many Intevac stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” In this case the proxy materials will have been forwarded to you by your broker, trustee or nominee, who is considered, with respect to those shares, the stockholder of record.

As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares, and if you do not do so then most of the proposals will not receive the benefit of your vote. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote those shares at the Annual Meeting.

Quorum	and Voting

Q:	How many shares must be present in person or represented by proxy to conduct business at the Annual Meeting?

A:

The presence of the holders of a majority of the shares of Intevac’s common stock, par value $0.001 per share (the “Common Stock”) entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they (1) are present in person at the Annual Meeting or (2) have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

A broker non-vote on a proposal occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Q:	Who is entitled to vote at the Annual Meeting?

A:

Holders of record of Intevac’s Common Stock at the close of business on the Record Date are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of Common Stock held as of the Record Date.

At the Record Date, there were 24,887,042 shares of our Common Stock outstanding and entitled to vote at the Annual Meeting, held by 71 stockholders of record. We believe that approximately 3,850 beneficial owners hold shares through brokers, fiduciaries and nominees. No shares of Intevac’s preferred stock were outstanding.

A list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder who is present at the Annual Meeting.

Q:	What shares may I vote?

A:

You may vote all of the Intevac shares owned by you as of the close of business on the Record Date. Each stockholder is entitled to one vote for each share held as of the Record Date on all matters presented at the Annual Meeting. Stockholders are not entitled to cumulate their votes in the election of directors.

Q:	How many directors may I vote for?

A:	Stockholders may vote for up to six nominees for director. The Board recommends that you vote “FOR” all six of the Board’s nominees for director.

Q:	How can I vote my shares in person during the Annual Meeting?

A:

Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy card or voting instructions as described below, so that your vote will be counted if you later decide not to attend the meeting.

Q:	How can I vote my shares without attending the Annual Meeting?

A:

Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting. If you are a stockholder of record, you may vote by submitting a proxy by mail, Internet or telephone. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, trustee or nominee. For instructions on how to vote, please refer to the instructions below and those included on your proxy card or, for shares held beneficially in street name, the voting instructions provided to you by your broker, trustee or nominee.

By mail – Stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. Proxy cards submitted by mail must be received by the time of the meeting in order for your shares to be voted. Intevac stockholders who hold shares beneficially in street name may vote by mail by following the voting instructions provided by their brokers, trustees or nominees and mailing them in the accompanying pre-addressed envelopes.

By Internet – Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 17, 2022. Most Intevac stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. Beneficial owners should check their voting instructions for Internet voting availability.

By telephone – Stockholders of record of Intevac Common Stock who live in the United States, Puerto Rico or Canada may submit proxies by following the “Vote by Phone” instructions on their proxy cards until 11:59 p.m., Eastern daylight time, on Tuesday, May 17, 2022. Most Intevac stockholders who hold shares beneficially in street name may vote by phone by calling the number specified in the voting instructions provided by their brokers, trustees or nominees. Beneficial owners should check their voting instructions for telephone voting availability.

Q:	What proposals will be voted on at the Annual Meeting?

A:	At the Annual Meeting, stockholders will be asked to vote on:

(1)	The election of six directors to serve for the ensuing year or until their respective successors are duly elected and qualified;

(2)	The ratification of the appointment of BPM LLP as independent public accountants of Intevac for the fiscal year ending December 31, 2022; and

(3)	The approval, on a non-binding, advisory basis, of the compensation paid to Intevac’s named executive officers (“NEOs”).

Q:	What is the voting requirement to approve each of the proposals?

A:

Election of Directors (Proposal One): Under our Bylaws and our corporate governance guidelines, in an uncontested election (i.e., one in which the number of candidates for election does not exceed the number of directors to be elected) a nominee for election or reelection must receive more votes cast “FOR” such nominee than “AGAINST” such nominee. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the six nominees for election as director. The Board has nominated only those candidates who have tendered an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote in an uncontested election and (ii) acceptance of such resignation by the Board. If an incumbent director does not receive more votes cast “FOR” than “AGAINST” his or her election in an uncontested election, the Nominating and Governance Committee is required to make a recommendation to the Board as to whether it should accept or reject such resignation. Thereafter, the Board is required to decide whether to accept or reject such resignation. In a contested election, the required vote would be a plurality of votes cast. Nominees elected as directors of Intevac shall serve for a term of one year or until their respective successors have been duly elected and qualified.

Ratification of BPM LLP (Proposal Two): Although stockholder ratification of the selection of BPM LLP as Intevac’s independent public accountants is not required by our Bylaws or other applicable legal requirements, the Board is submitting the selection of BPM LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent accounting firm at any time during the year, if it determines that such a change would be in the best interests of Intevac and its stockholders. Ratification of the selection of BPM LLP requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal.

Advisory Vote on Executive Compensation (Proposal Three): The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote on the proposal is required to approve, on a non-binding, advisory basis, the compensation of Intevac’s NEOs. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Because your vote is advisory, it will not be binding on us or the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation.

Q:	What effect do abstentions and broker non-votes have on the proposals?

A:	Shares voted “ABSTAIN” and shares not represented at the meeting will have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “AGAINST” votes.

If you are a beneficial holder and do not provide specific voting instructions to your broker or other nominee, the broker or other nominee that holds your shares will not be able to vote your shares, which will result in “broker non-votes” on proposals other than the ratification of the appointment of BPM LLP as Intevac’s independent auditor for the current fiscal year. Consequently, if you do not submit any voting instructions to your broker or other nominee, your broker or other nominee may exercise its discretion to vote your shares on Proposal Two to ratify the appointment of BPM LLP. Broker non-votes will not be counted in the tabulation of the voting results on any of the proposals.

Q:	How does the Board recommend that I vote?

A:	The Board unanimously recommends that you vote your shares:

•	“FOR” the election of all of the nominees as director listed in Proposal One;

•	“FOR” the proposal to ratify the selection of BPM LLP as Intevac’s independent public accountants for the fiscal year ending December 31, 2022; and

•	“FOR” the approval, on a non-binding, advisory basis, of the compensation of Intevac’s NEOs.

Q:	If I sign a proxy, how will it be voted?

A:

All shares entitled to vote and represented by properly executed proxy cards received prior to the applicable deadlines described above (and not revoked) will be voted at the Annual Meeting in accordance with the instructions indicated on those proxy cards. If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the Board.

Q:	What happens if additional matters are presented at the Annual Meeting?

A:

If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place (including, without limitation, for the purpose of soliciting additional proxies), the persons named in the enclosed proxy card and acting thereunder will have discretion to vote on those matters in accordance with their best judgment. Intevac does not currently anticipate that any other matters will be raised at the Annual Meeting.

Q:	Can I change or revoke my vote?

A:	Subject to any rules and deadlines your broker, trustee or nominee may have, you may change your proxy instructions at any time before your proxy is voted at the Annual Meeting.

If you are a stockholder of record, you may change your vote by (1) filing with Intevac’s Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy card relating to the same shares, or (2) attending the Annual Meeting in person and voting your shares during the meeting. Attending the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically make that request at the meeting. A stockholder of record that has voted on the Internet or by telephone may also change his or her vote by making a timely and valid later Internet or telephone vote.

If you are a beneficial owner of shares held in street name, you may change your vote (1) by submitting new voting instructions to your broker, trustee or other nominee or (2) if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares in accordance with the instructions set forth above, by attending the Annual Meeting and voting your shares during the meeting.

Any written notice of revocation or subsequent proxy card must be received by Intevac’s Secretary prior to the taking of the vote at the Annual Meeting. Such written notice of revocation or subsequent proxy card should be sent so as to be delivered to Intevac’s principal executive offices, Attention: Secretary, by May 17, 2022.

Q:	Who will bear the cost of soliciting votes for the Annual Meeting?

A:

Intevac will bear all expenses of this solicitation, including the cost of preparing and mailing these proxy materials. Intevac may reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of Common Stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Intevac may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Intevac may engage the services of a professional proxy solicitation firm to aid in the solicitation of proxies from certain brokers, bank nominees and other institutional owners. Our costs for such services, if retained, will not be significant.

Q:	How do I attend the Annual Meeting?

A:

Attendance at the Annual meeting will be limited to stockholders and the Company’s invited guests. Each stockholder may be asked to present a valid picture identification, such as a driver’s license or passport. Stockholders holding shares of Common Stock in brokerage accounts or through a bank or other nominee may be required to show a brokerage statement or account statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting. You may contact the Company at 1-408-986-9888 for directions to the Annual Meeting.

If you are a stockholder of record as of the Record Date, you may vote your shares in person by ballot at the Annual Meeting. If you hold your shares through a bank, broker or other nominee, you will not be able to vote in person by ballot at the Annual Meeting unless you have obtained a “legal proxy” from your bank, broker or nominee giving you the right to vote the shares at the Annual Meeting and present it at the meeting.

Q:	Where can I find the voting results of the Annual Meeting?

A:	We intend to announce preliminary voting results at the Annual Meeting and will publish final results in a Form 8-K within four business days after the Annual Meeting.

Stockholder	Proposals and Director Nominations

Q:	What is the deadline to nominate individuals to serve as directors or propose actions for consideration at next year’s annual meeting of stockholders?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings.

Requirements for stockholder proposals to be considered for inclusion in Intevac’s proxy materials – Stockholders may present proper proposals for inclusion in Intevac’s proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals in writing to Intevac’s Secretary in a timely manner. Assuming a mailing date of April 13, 2022 for this proxy statement, in order to be included in the proxy statement for the 2023 annual meeting of stockholders, stockholder proposals must be received by Intevac’s Secretary no later than December 14, 2022, and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an annual meeting – In addition, Intevac’s Bylaws establish an advance notice procedure for stockholders who wish to present certain matters before an annual meeting of stockholders. In general, nominations for the election of directors may be made by or at the direction of the Board or by any stockholder entitled to vote in the election of directors at the meeting who has delivered written notice to Intevac’s Secretary that is received no later than the Notice Deadline (as defined below), which notice must contain specified information concerning the nominees and concerning the stockholder proposing such nominations.

Intevac’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board or (3) properly brought before the meeting by a stockholder who has delivered written notice to the Secretary of Intevac that is received no later than the Notice Deadline (as defined below).

The “Notice Deadline” is defined as that date which is 120 days prior to the one-year anniversary of the date on which Intevac first mailed its proxy materials to stockholders for the previous year’s annual meeting of stockholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date of the prior year’s meeting, notice must be received not later than the close of business on the later of 120 days prior to such annual meeting and ten calendar days following the date on which public announcement of the date of the meeting is first made. As a result, assuming a mailing date of April 13, 2022 for this proxy statement, the Notice Deadline for the 2023 annual meeting of stockholders is December 14, 2022.

If a stockholder who has notified Intevac of his, her or its intention to present a proposal at an annual meeting does not appear to present his, her or its proposal at such meeting, Intevac need not present the proposal for a vote at such meeting.

Q:	How may I obtain a copy of the bylaw provisions regarding stockholder proposals and director nominations?

A:

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Intevac. All notices of proposals by stockholders, whether or not to be included in Intevac’s proxy materials, should be sent to Intevac’s principal executive offices, Attention: Secretary.

Additional	Information about the Proxy Materials

Q:	What should I do if I receive more than one set of proxy materials?

A:

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card or voting instruction card that you receive to ensure that all your shares are voted.

Q:	How may I obtain a separate set of proxy materials or the 2021 Annual Report?

A:	If you share an address with another stockholder, it is possible that each stockholder may not receive a separate copy of the proxy materials and 2021 Annual Report.

Stockholders who do not receive a separate copy of the proxy materials and 2021 Annual Report may request to receive a separate copy of the proxy materials and 2021 Annual Report by calling 1-408-986-9888 or by writing to Investor Relations at Intevac’s principal executive offices. Upon such an oral or written request, we will promptly deliver the requested materials. Alternatively, stockholders who share an address and receive multiple copies of our proxy materials and 2021 Annual Report can request to receive a single copy by following the instructions above, although each stockholder of record or beneficial owner must still submit a separate proxy card.

Q:	What is the mailing address for Intevac’s principal executive offices?

A:	Intevac’s principal executive offices are located at 3560 Bassett Street, Santa Clara, California 95054.

Any written requests for additional information, additional copies of the proxy materials and 2021 Annual Report, notices of stockholder nominations or proposals, recommendations of candidates to the Board, communications to the Board or any other communications should be sent to this address.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS’ MEETING TO BE HELD ON MAY 18, 2022.

The proxy statement and the 2021 Annual Report are available at www.intevac.com.

PROPOSAL ONE

ELECTION OF DIRECTORS

Our business affairs are managed under the direction of the Board, which is currently composed of eight members. Two of our current directors, Stephen A. Jamison and Thomas M. Rohrs, are not standing for reelection at the Annual Meeting. Accordingly, the Board has resolved that the authorized number of directors will be decreased from eight (8) to six (6) effective at the Annual Meeting. The Company acknowledges with gratitude the service of Messrs. Jamison and Rohrs.

At the Annual Meeting, six directors are to be elected to serve until Intevac’s next annual meeting of stockholders and until a successor for any such director is elected and qualified, or until the earlier death, resignation or removal of such director. It is intended that the proxies will be voted for the six nominees named below unless authority to vote for any such nominee is withheld. Except for Nigel Hunton, who was appointed to the Board in January 2022 in connection with his appointment as the Company’s new Chief Executive Officer and President, each of the nominees are standing for reelection. Each person nominated for election has agreed to serve if elected, and the Board has no reason to believe that any nominee will be unavailable or will decline to serve. In the event, however, that any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any other person who is designated by the current Board to fill the vacancy. The proxies solicited by this proxy statement may not be voted for more than six nominees.

Majority Voting Standard

Under Intevac’s Bylaws, in an uncontested election such as this one, a nominee must receive more votes cast “for” such nominee than votes cast “against” such nominee in order to be elected. Abstentions are not counted as votes cast and, therefore, have no effect on the election of directors.

In accordance with our Bylaws and our corporate governance guidelines, the Board has nominated only those candidates who have tendered an irrevocable resignation effective upon (i) such candidate’s failure to receive the required vote in an uncontested election and (ii) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

If an incumbent director fails to receive the required vote for reelection, then the Nominating and Governance Committee will consider the offer of resignation and recommend to the Board the action to be taken, and the Board will publicly disclose its decision as to whether to accept or reject the offered resignation. Any director whose resignation is under consideration shall abstain from participating in any decision of the Nominating and Governance Committee or the Board itself regarding that resignation.

Nominees

Set forth below is information regarding the nominees to the Board.

Name of Nominee	Position(s) with Intevac	Age	Director Since	Committees	Other Reporting Company Boards
David S. Dury	Chairman of the Board	73	2002	NGC (Chair)	—
Nigel D. Hunton	President and Chief Executive Officer	61	2022		—
Kevin D. Barber	Director	61	2018	CC (Chair), AC	—
Dorothy D. Hayes	Director	71	2019	AC (Chair)	3
Michele F. Klein	Director	72	2019	CC, NGC	2
Mark P. Popovich	Director	59	2018	AC, NGC	—

AC — Audit Committee, CC — Compensation Committee, NGC — Nominating and Governance Committee

The Board unanimously recommends a vote “FOR” all the nominees listed above.

Business Experience and Qualifications of Nominees for Election as Directors

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board as a whole competence and experience in a wide variety of areas, including corporate governance and board service, executive management, financial management and operations. Set forth below are the conclusions reached by the Board with regard to each of its directors.

As described elsewhere in this proxy statement under the heading “Policy Regarding Board Nominees,” the Company believes that Board members should possess a balance of knowledge, experience and capability. In identifying and evaluating director candidates, the Nominating and Governance Committee considers the current size and composition of the Board, the needs of the Board and the respective committees of the Board, a candidate’s character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, the relevance of the candidate’s skills and experience to the business, and such other factors as the Nominating and Governance Committee may consider appropriate. In addition to fulfilling the above criteria, the Board has determined that all of our current directors, other than Mr. Hunton, is independent under applicable Nasdaq rules.

Mr. Dury has served as Chairman of the Board since August 2017 and as a director of Intevac since July 2002 and previously served as the Lead Independent Director from 2007 to 2017. Mr. Dury has served as the Chair of the Nominating and Governance Committee since February 2018. Mr. Dury has previously served on the Audit Committee both as a member and as the Chair from 2002 to 2017 and on the Compensation Committee both as a member and as the Chair from 2013 to 2017. Mr. Dury served as a co-founder of Mentor Capital Group, a venture capital firm from July 2000 until his retirement in May 2009. From 1996 to 2000, Mr. Dury served as Senior Vice President and Chief Financial Officer (“CFO”) of Aspect Development, a software development firm. Mr. Dury holds a BA in psychology from Duke University and an MBA from Cornell University. The Board believes Mr. Dury’s qualifications to sit on our Board include his executive experience as a partner in a venture capital firm, his experience with financial accounting matters as a previous CFO, as well as his operational, management and corporate governance expertise working on other companies’ boards of directors.

Mr. Hunton joined Intevac in January 2022 as President and Chief Executive Officer (“CEO”) and has served as a director of Intevac since January 2022. Prior to joining Intevac, Mr. Hunton served as President and Chief Executive Officer at Photon Control Inc., a provider of optical sensors and systems to the semiconductor equipment industry, from May 2019 to July 2021. From July 2017 to May 2019, he was the President and Chief Executive Officer at Ferrotec (USA) Corporation, an electronics component manufacturing company. From April 2017 to July 2017, Mr. Hunton served as Special Projects Manager at Ferrotec GmbH. Mr. Hunton served as Managing Director at Hunton Associates Ltd, a management consulting company, from January 2016 to July 2017. From 2012 to 2015, Mr. Hunton served as Chief Executive Officer of MBA Polymers, Inc., a recycling company. From 1985 to 2012, Mr. Hunton served in various management roles at the Edwards Group, a global vacuum technology company. Mr. Hunton holds a BS in mechanical engineering from University of Manchester Institute of Science and Technology. The Board believes Mr. Hunton’s qualifications to sit on our Board include his years of executive experience, including as chief executive officer of several companies, his strong leadership abilities, management skills and technical expertise.

Mr. Barber was appointed as a director of Intevac in February 2018. Mr. Barber currently serves as the Chair of the Compensation Committee and as member of the Audit Committee and previously served as a member of the Compensation Committee through February 2019. Mr. Barber currently serves as Chief Executive Officer and on the board of directors of Ensurge Micropower ASA, a publicly traded Norwegian company and a manufacturer of solid state lithium batteries. Prior to joining Ensurge Mircropower ASA, Mr. Barber served from 2011 until 2018 as the Senior Vice President and General Manager of the Mobile Division of Synaptics, a provider of interface technologies. From 2008 until 2010, Mr. Barber served as Chief Executive Officer and president of ACCO Semiconductor, Inc., a fabless semiconductor company serving the mobile communications market. From 2006 to 2008, Mr. Barber served as a consultant for PRTM Management Consultants Inc. From 2003 until 2006, Mr. Barber served in various roles at Skyworks Solutions, a provider of analog semiconductors, including senior vice president and general manager, mobile platforms, and earlier, RF solutions, and senior vice president, operations. From 1997 to 2002, Mr. Barber served as senior vice president of operations for Conexant Systems. Mr. Barber holds a BS in Electrical Engineering from San Diego State University and an MBA from Pepperdine University. The Board believes Mr. Barber’s qualifications to sit on our Board include his experience as chief executive officer of a solid state lithium battery company and his years of operational and management experience in the mobile display and handset, tablet, and semiconductor device industries.

Ms. Hayes was appointed as a director of Intevac in June 2019. Ms. Hayes currently serves as the Chair of the Audit Committee. Ms. Hayes served from 2003 until her retirement in 2008 as Corporate Controller and Chief Accounting Officer and later as Chief Audit Executive at Intuit, a business and financial software company. From 1999 until 2003, Ms. Hayes served as Vice President, Corporate Controller and Chief Accounting Officer of Agilent Technologies, a public research, development and manufacturing company. From 1989 until 1999, Ms. Hayes served as Assistant Corporate Controller, financial executive of the Measurement Systems Organization and Chief Audit Executive of Hewlett Packard, a multinational information technology company. From 1980 until 1989, Ms. Hayes served in various management functions including Vice President, Corporate Controller of Apollo Computer, a computer hardware and software company. Ms. Hayes currently serves on the Board of Directors at First Tech Federal Credit Union, a cooperative financial institution and served as the nonexecutive Chairman from 2016 to April 2022. Ms. Hayes currently serves on the board of directors and as chair of the audit committee of BigBear.ai Holdings, Inc., a software products and technology company that operationalizes artificial intelligence and machine learning at scale through its end-to-end data analytics platform. She also serves as a Strategic Advisor and SPAC board member for GigCapital Global, a serial SPAC issuer, and currently chairs the audit committee for the SPACs GigCapital5, GigCapital6 and GigInternational1. She previously chaired the audit committee of the Vantagepoint Funds, a captive mutual fund series of ICMA Retirement Corporation, and the audit committee for Range Fuels, a privately-held biofuels company. Ms. Hayes currently serves as a board member or trustee of various non-profit and philanthropic organizations including: Encore.org, Center for Excellence in Nonprofits and the Computer History Museum. Ms. Hayes holds an MS in Finance from Bentley University, and received both a MS in Business Administration and a BA in Elementary Education from the University of Massachusetts, Amherst. The Board believes Ms. Hayes’s qualifications to sit on our Board include her expertise in internal audit and controllership with large global technology companies and corporate governance expertise working on other companies’ boards of directors.

Ms. Klein was appointed as a director of Intevac in June 2019. Ms. Klein currently serves as a member of the Compensation Committee and the Nominating and Governance Committee. Ms. Klein currently serves as the Chief Executive Officer of Jasper Ridge Inc., a privately-held company developing technology to improve vision. She serves on the boards of directors of Rockley Photonics Holdings Limited, a technology company, Aviat Networks, Inc., a provider of wireless transport solutions, and Gridtential Energy, a privately-held energy storage company. From 2017 to 2021, she served as a director of Photon Control Inc., a publicly-listed Canadian company and a provider of optical sensors and systems to the semiconductor equipment industry, where she chaired the mergers and acquisitions committee and was a member of the audit committee. From 2005 until 2010, Ms. Klein served as Senior Director of Applied Ventures LLC, the venture capital arm of Applied Materials, where she recommended and managed investments in energy storage and solar energy, and represented Applied Materials on the boards of seven technology companies. Ms. Klein co-founded Boxer Cross Inc., a semiconductor equipment manufacturer, and served as Chief Executive Officer and on the board of directors from 1997 until its acquisition by Applied Materials in 2003. She previously co-founded and led High Yield Technology Inc., a semiconductor metrology company, from 1986 until its acquisition by Pacific Scientific in 1996. Ms. Klein earned an MBA from the Stanford Graduate School of Business and a BS from the University of Illinois. The Board believes Ms. Klein’s qualifications to sit on our Board include her experience as a chief executive officer of a semiconductor equipment manufacturing company and years of operational, management and corporate governance expertise working on other companies’ boards of directors in the semiconductor equipment and solar energy industries.

Mr. Popovich was appointed as a director of Intevac in February 2018. Mr. Popovich has served as a member of the Nominating and Governance Committee since his appointment to the Board in 2018 and on the Audit Committee since March 2019. Mr. Popovich currently serves as the Chief Executive Officer of 3D Glass Solutions, a privately-held company producing glass-based system-on-chip and system-in-package. Prior to 3D Glass, in 2017, Mr. Popovich was Chief Strategy Officer of Semblant, Inc., a start-up specializing in waterproof nano-coatings for consumer electronics products. From 2013 until 2017, Mr. Popovich held corporate vice president positions at Henkel Corporation, a multi-national chemical and consumer goods company. From 2002 until 2013, Mr. Popovich served as general manager, vice president at Amkor Technology, an outsourced provider in the semiconductor assembly and packaging industry. From 1996 until 2002, Mr. Popovich served as a director at ChipPAC Inc, a semiconductor company. From 2015 to 2017 Mr. Popovich served on the boards of directors of Vitriflex Inc. and Dropwise Technology Corporation, both privately-held companies. Mr. Popovich holds a BS in Ceramic Science & Engineering from Pennsylvania State University. The Board believes Mr. Popovich’s qualifications to sit on our Board include his years of operational and management experience in the semiconductor advanced packaging industry.

The table below summarizes key qualifications, skills and attributes of the director nominees. A mark indicates a specific area of focus or experience; the lack of a mark does not mean the director nominee does not possess that qualification or skill.

	Leadership	Technology	Financial Experience	Global Business	Sales and Marketing	Additional U.S. Public Company Board
David S. Dury	✓		✓	✓		✓
Nigel D. Hunton	✓	✓	✓	✓	✓
Kevin D. Barber	✓	✓	✓	✓	✓
Dorothy D. Hayes	✓		✓	✓		✓
Michele F. Klein	✓	✓	✓	✓	✓	✓
Mark P. Popovich	✓	✓		✓	✓

Board Diversity Matrix as of April 13, 2022

Total Number of Directors	8

	Female	Male (*)	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	2	6
Part II: Demographic Background
African American or Black
Alaskan Native or Native American
Asian
Hispanic or Latinx
Native Hawaiian or Pacific Islander
White	2	6
Two or More Races or Ethnicities
LGBTQ+
Did Not Disclose Demographic Background

(*)	Two of the men on the board of directors, Messrs. Jamison and Rohrs are not standing for reelection.

PROPOSAL TWO

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Audit Committee of the Board has selected BPM LLP as our independent public accountants for the fiscal year ending December 31, 2022. BPM LLP began auditing our financial statements in 2015. Its representatives are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

The Board unanimously recommends a vote “FOR” ratification of the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to ratify the selection of BPM LLP as Intevac’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Principal Accountant Fees and Services

The following table presents fees billed for professional audit services and other services rendered to us by BPM LLP for the fiscal years ended January 1, 2022 and January 2, 2021.

	BPM LLP
	Fiscal 2021	Fiscal 2020
Audit Fees (1)	$767,494	$740,890
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$767,494	$740,890

(1)

Audit fees consist of fees billed for professional services rendered for the audit of our annual consolidated financial statements and review of the interim consolidated financial statements included in our Quarterly Reports on Form 10-Q and fees for services that are normally provided in connection with statutory and regulatory filings or engagements. In addition, audit fees include those fees related to the audit of the effectiveness of our internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. This category also includes advice on accounting matters that arose during, or as a result of, the audit or the review of the interim consolidated financial statements. The 2021 and 2020 audit fees do not include $47,685 and $46,217 paid to firms other than our independent registered public accounting firm, BPM LLP, for statutory engagements.

In making its recommendation to ratify the appointment of BPM LLP as our independent auditor for the fiscal year ending December 31, 2022, the Audit Committee has considered whether services other than audit and audit-related services provided by BPM LLP are compatible with maintaining the independence of BPM LLP and noted that no such services were provided by BPM LLP during the fiscal years ended January 1, 2022 and January 2, 2021.

Pre-Approval of Audit and Permissible Non-Audit Services

Our Audit Committee approves in advance all engagements with BPM LLP, including the audit of our annual financial statements, the review of the financial statements included in our Quarterly Reports on Form 10-Q and any non-audit services. Fees billed by BPM LLP are reviewed and approved by the Audit Committee on a quarterly basis.

PROPOSAL THREE

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

The Company asks that you indicate your support for its executive compensation policies and practices as described in the Company’s Compensation Discussion and Analysis, accompanying tables and related narrative contained in this proxy statement. This proposal is required by Section 14A of the Exchange Act and is commonly known as a “say-on-pay” proposal, and gives our stockholders the opportunity to express their views on the compensation of our NEOs. Your vote is advisory and so will not be binding on the Board. However, the Board will review the voting results and take them into consideration when making future decisions regarding executive compensation. We currently hold “say-on-pay” votes annually, and expect that the next “say-on-pay” vote will be held at our 2023 annual meeting of stockholders.

Compensation Program and Philosophy

As described in detail under the headings “Executive Compensation and Related Information” and “Compensation Discussion and Analysis,” our NEO compensation program is designed to attract, retain, motivate and reward high-caliber executives who are critical to our success while maintaining strong and direct links between executive pay, individual performance, the Company’s financial performance and performance for our stockholders. The Compensation Committee believes that the Company’s executive compensation programs should support the Company’s objective of creating value for its stockholders.

Accordingly, the Compensation Committee believes that our NEOs should have a significant interest in the Company’s stock performance, and compensation programs should link executive compensation to stockholder value. One of the ways that the Company has sought to accomplish these goals is by making a significant portion of individual NEO compensation performance-based, such as through a performance-based annual bonus dependent on each NEO’s performance relative to financial and other strategic objectives. In addition, the Company makes annual grants of time-based restricted stock units, which promote retention of key leadership talent. In 2021, a portion of the annual renewal grants to our NEOs were performance-based restricted stock units (PRSUs). The PRSUs were issued in a single tranche with a two-year performance period. Vesting of the PRSUs is based on the Company’s total stockholder return (TSR) relative to the peer group TSR. The actual number of shares that may vest under each PRSU grant can range from zero to 200% of the initial grant. Finally, the Company generally pays NEOs compensation that will be above peer company executive compensation when the Company’s financial performance is above its peer companies and below peer company executive compensation when the Company’s financial performance is below that of its peer companies.

The Compensation Committee will continue to emphasize compensation arrangements that align the financial interests of Intevac’s NEOs with the long-term interests of stockholders. Please refer to the section of this proxy statement entitled “Executive Compensation and Related Information” for a detailed discussion of Intevac’s executive compensation practices and philosophy.

We are asking our stockholders to indicate their support for our NEO compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the 2022 Annual Meeting:

“RESOLVED, that the Company’s stockholders approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure.”

The Board unanimously recommends a vote “FOR” the approval, on a non-binding, advisory basis, of the compensation of the Company’s NEOs.

Required Vote

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal will be required to approve, on a non-binding, advisory basis, the compensation of the Company’s NEOs.

CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. We have also adopted a Director Code of Ethics that applies to all of our directors. You can find both our Code of Business Conduct and Ethics and our Director Code of Ethics on our website at www.intevac.com. We post any amendments to the Code of Business Conduct and Ethics and the Director Code of Ethics, as well as any waivers, which are required to be disclosed by the rules of either the Securities and Exchange Commission or Nasdaq on our website.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines and periodically update them. The guidelines address, among other things, director qualifications, the structure and composition of the Board and its committees, director responsibilities, and director continuing education. The guidelines are posted on our website at www.intevac.com.

Environment, Social and Governance

We are committed to being a responsible corporate citizen in advancing environmental, social and governance initiatives. We endeavor to protect the environment by conserving energy and material resources. Our social commitment is reflected through our employees, talent acquisition programs and our corporate culture. We endeavor to create a culture of innovation and inspiration where employees feel a strong sense of community and collective pride in the Company’s success. With respect to governance, our strong corporate governance policies are noted throughout this proxy statement. Our Audit Committee oversees our environmental, social and governance activities and programs.

Environment

We are committed to operating our business sustainably, recognizing our environmental responsibility to our customers, stockholders, suppliers, employees and society at large. We strive to act in an environmentally responsible manner by promoting and managing recycling programs to reduce waste in our offices, retrofitting our office spaces for energy efficiency, using energy efficient lighting, enabling our employees to work from home, as well as promoting video conferencing to reduce work-related travel. We recognize that this is a constant commitment, and we endeavor to improve the environmental sustainability of our operations continually.

Social

We recognize that our employees and other key stakeholders are vital to our success. Our organizational culture is open, interactive and team-oriented. We strive to advance diversity and inclusion through various talent acquisition programs to attract, retain and develop a diverse, highly-skilled work force. Particularly, we are committed to equal opportunity employment and strive to reflect the diversity of the communities where we do business. We invest in building diverse talent pools and providing training to improve skill levels, where appropriate.

We are committed to fair and decent workplace values and treating our employee and non-employee workers with dignity, fairness and respect. Elements of this philosophy are:

•

Fair and Transparent Business Ethics: Pursuant to our Code of Business Conduct and Ethics, we strive to ensure that all of our employees and those acting on our behalf are aware of the standards of ethical behavior and integrity that are expected of them in their business dealings with us to ensure, among other things, the ethical handling of actual or apparent conflicts of interest, compliance with applicable governmental laws, rules and regulations, and accountability for adherence to the code.

•

Non-Discrimination: We uphold a strict policy of non-discrimination in the workplace, including ensuring a workplace that is free of harassment. We do not engage in any forms of discrimination based on race, color, age, gender, sexual orientation, gender identity and expression, ethnicity or national origin, disability, pregnancy, religion, political affiliation, veteran status, protected genetic information or marital status in our hiring and employment practices, including wages, promotions, rewards and access to training. All of our employees are provided with reasonable accommodations for exercising their religious practices.

•	Compliance with Labor Laws: We are committed to upholding for our employees and suppliers all relevant labor laws in our countries of operation.

•

Human Rights: We are committed to protecting human rights and conducting business in an ethical and responsible manner. Our commitment to human rights is detailed in our Human Rights Statement of Principles and various other company policies and statements, including our Code of Business Conduct and Ethics, Director Code of Ethics and Corporate Sustainability Statement, all of which are available in the corporate governance section of our website. These policies and statements formalize our policies for training and accountability encompassing our global workforce, along with the enforcement mechanisms for any non-compliance.

•

Employee Safety: We are also committed to a respectful work environment free of physical and verbal harassment. We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously. We work to identify, assess and prepare for any emergency situation in order to minimize impact to our employees and improve response times.

Community Involvement

We recognize and welcome our obligation to be a responsible member of our community. We strive to align with employees on initiatives that matter most. Initiatives have included fund-raising for cancer research, military outreach, food drives, family giving trees, and school back packs for local children’s charities. Our employees are committed to making a difference in the community by actively volunteering and fundraising for many charities. In 2021, as part of our paid time off donation program, our employees donated over $13,700 to various charities including the American Cancer Society, Second Harvest food bank, Humane Society, Make-a-Wish Foundation, and Salvation Army.

Human Capital Management

Company culture is critical to our business and long-term success. Our engagement with our employees, as well as the reward principles we apply to compensation and promotion decisions and our various talent development initiatives, reinforce our commitment to a positive company culture. We conduct employee surveys to provide on-going feedback on how we are doing against our commitment to treat all employees fairly and provide equal opportunity in an environment free of discrimination. Our Board periodically reviews management succession. More broadly, the Board is regularly updated and consulted on key talent hires, as well as the Company’s human capital strategy. This strategy is continuously refined based on business initiatives and the overall environment for talent in the United States, Singapore and China.

Cybersecurity

We take various measures to ensure the integrity of our systems, including implementation of security controls and regular training of our employees with respect to measures we can take to thwart cybersecurity attacks. While the full Board has the ultimate oversight responsibility for risk management, our Audit Committee reviews our risk management processes relating to cybersecurity on a regular basis. Further, all of our employees are trained at least annually on our information security procedures.

Independence of the Board

The Board has determined that, with the exception of Mr. Hunton, all of its members are “independent directors” as that term is defined in the listing standards of Nasdaq.

Board Meetings and Committees

During 2021, the Board held a total of 8 meetings (including regularly scheduled and special meetings) and also took certain actions by written consent. All members of the Board during fiscal 2021 attended at least seventy-five percent of the aggregate of the total number of meetings of the Board held during the fiscal year and the total number of meetings held by all committees of the Board on which each such director served (based on the time that each member served on the Board and the committees). The Board has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee

The Audit Committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act, currently consists of Ms. Hayes (chair), Mr. Barber, Mr. Popovich, and Mr. Rohrs, each of whom is “independent” as such term is defined for audit committee members by the rules of the SEC and Nasdaq listing standards. As Mr. Rohrs is not standing for reelection, the Audit Committee will consist of Ms. Hayes (chair), Mr. Barber, and Mr. Popovich following the Annual Meeting. The Board has determined that Ms. Hayes, Mr. Barber and Mr. Rohrs are each “audit committee financial experts” as defined under the rules of the SEC and are “financially sophisticated” for purposes of the Nasdaq listing standards. The Audit Committee met 8 times during 2021.

The Audit Committee is responsible for:

•	Appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	Overseeing our accounting and financial reporting processes and audits of our financial statements;

•	Overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	Reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	Monitoring our internal controls over financial reporting, disclosure controls and procedures, and Code of Business Conduct and Ethics;

•	Reviewing our risk-management policies, data security programs and procedures as well as monitoring cybersecurity risks and the Company’s compliance with its data privacy obligations;

•	Establishing policies and procedures for the receipt and resolution of accounting-related complaints and concerns;

•	Meeting independently with our independent registered public accounting firm and management;

•	Reviewing and approving or ratifying any related-person transactions;

•	Preparing the report that the rules of the SEC require be included in this proxy statement;

•	Periodically providing the Board with the results of its monitoring and recommendations derived therefrom;

•	Oversight of our environmental, social and governance, or “ESG,” programs; and

•	Providing to the Board additional information and materials as it deems necessary to make the Board aware of significant financial matters that require the attention of the Board.

The Audit Committee has adopted a written charter approved by the Board, which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

The Audit Committee Report is included in this proxy statement on page 48.

Compensation Committee

The Compensation Committee currently consists of Mr. Barber (chair), Dr. Jamison, Ms. Klein and Mr. Rohrs, each of whom is “independent” as such term is defined by the Nasdaq listing standards and the rules of the SEC. As Dr. Jamison and Mr. Rohrs are not standing for reelection, the Compensation Committee will consist of Mr. Barber (chair), Ms. Hayes, and Ms. Klein following the Annual Meeting. The Compensation Committee met 5 times during 2021.

The Compensation Committee is responsible for:

•	Overseeing the entirety of our compensation and benefit policies, plans and programs;

•	Overseeing the annual report on executive compensation for inclusion in our proxy statement;

•

Annually reviewing and approving corporate goals and objectives used to set Chief Executive Officer compensation, and reviewing the performance of the Chief Executive Officer relative to such goals and objectives;

•	Making recommendations to our Board with respect to our Chief Executive Officer’s compensation;

•	Reviewing and approving, or making recommendations to our Board with respect to, the compensation of our other executive officers;

•	Overseeing the evaluation of the competitiveness of the compensation of our senior executives;

•

Administering our equity incentive plans, including approving equity awards granted to employees, overseeing the Company’s annual equity budget and monitoring equity metrics and performance relative to that of our peer group and the market;

•	Overseeing and administering our short and long-term incentive programs;

•	Reviewing and making recommendations to our Board with respect to director compensation;

•	Reviewing and discussing annually with management our “Compensation Discussion and Analysis” disclosure required by SEC rules; and

•	Overseeing executive succession planning.

See “Executive Compensation — Compensation Discussion and Analysis” and “Executive Compensation — Compensation of Directors” below for a description of Intevac’s processes and procedures for the consideration and determination of executive and director compensation.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of Mr. Dury (chair), Mr. Popovich and Ms. Klein, each of whom is “independent” as such term is defined by the Nasdaq listing standards. The Nominating and Governance Committee met 3 times during 2021.

The primary focus of the Nominating and Governance Committee is on the broad range of issues surrounding the composition and operation of the Board. The Nominating and Governance Committee provides assistance to the Board, the Chairman and the CEO in the areas of membership selection, committee selection and rotation practices, evaluation of the overall effectiveness of the Board, and review and consideration of developments in corporate governance practices. The Nominating and Governance Committee’s goal is to ensure that the composition, practices, and operation of the Board contribute to value creation and effective representation of Intevac stockholders.

The Nominating and Governance Committee will consider recommendations of candidates for the Board submitted by the stockholders of Intevac; for more information, see “Policy Regarding Board Nominees” below.

The Nominating and Governance Committee is responsible for:

•	Identifying individuals qualified to become members of our Board;

•	Recommending to our Board of Directors the persons to be nominated for election as directors and to each Board committee;

•	Reviewing and making recommendations to our Board with respect to management succession planning;

•	Developing and recommending corporate governance principles to our Board; and

•	Overseeing an annual evaluation of our Board.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available on Intevac’s website at www.intevac.com under “Investors — Corporate Governance.”

Attendance at Annual Stockholder Meetings by the Board

We encourage members of the Board to attend the annual meeting of stockholders, but do not have a policy requiring attendance. All of our then current directors attended our 2021 annual meeting of stockholders.

Board Leadership Structure

Our Company is led by Mr. Hunton, our CEO. Mr. Dury, who was formerly our lead independent director, currently serves as the Chairman of our Board. The Company believes the stockholders are best served by this structure, which provides us with a dynamic leader and a strong independent voice.

As further discussed above under “Board Meetings and Committees”, the Board has three standing committees—Audit Committee, Compensation Committee, and Nominating and Governance Committee. Each of the Board committees is comprised solely of independent directors, with each of the three committees having a separate chair. In accordance with our corporate governance guidelines, our non-employee directors meet regularly in an executive session without members of management present. We also have a mechanism for stockholders to communicate directly with independent directors as a group or with any individual director. See “Contacting the Board” below.

Our directors bring a broad range of leadership experience to the Board and regularly contribute to the oversight of the Company’s business and affairs. We believe that all Board members are well engaged in their responsibilities and that all Board members express their views and consider the opinions expressed by other directors. On an annual basis as part of our governance review, the Board (led by the Nominating and Governance Committee) evaluates our leadership structure to ensure that it remains the optimal structure for the Company and its stockholders.

We believe that our leadership structure has been effective for the Company. We believe that having an independent chairman and independent chairs for each of our Board committees provides the right amount of independence for the Company. We have a strong leader and independent chairman, and oversight of Company operations by experienced independent directors who have appointed committee chairs.

Lead Independent Director

If we have a chairman of the board that is not independent in the future, the Board will appoint a lead independent director to schedule and chair meetings of the independent directors and execute any other duties that the independent directors designate.

Policy Regarding Board Nominees

The Nominating and Governance Committee will consider recommendations for candidates to the Board from stockholders. Stockholder recommendations of candidates for election to the Board should be directed in writing to: Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054, and must include the candidate’s name, home and business contact information, detailed biographical data and qualifications, information regarding any relationships between the candidate and the Company within the last three years, and evidence of the nominating person’s ownership of Company stock. Stockholder nominations to the Board must also meet the requirements set forth in the Company’s Bylaws. The Nominating and Governance Committee also reviews materials provided by professional search firms and other parties in connection with a nominee who is not proposed by a stockholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

The Nominating and Governance Committee’s criteria and process for identifying and evaluating the candidates that it selects, or recommends to the full Board for selection, as director nominees are as follows:

•	The Nominating and Governance Committee regularly reviews the composition, size and effectiveness of the Board.

•

In its evaluation of director candidates, including the members of the Board eligible for reelection, the Committee seeks to achieve a balance of knowledge, experience and capability on the Board and considers (1) the current size and composition of the Board and the needs of the Board and the respective committees of the Board, (2) such factors as issues of character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, (3) the relevance of the candidate’s skills and experience to our business and (4) such other factors as the Nominating and Governance Committee may consider appropriate.

•

While the Nominating and Governance Committee has not established specific minimum qualifications for director candidates, the Nominating and Governance Committee believes that candidates and nominees must reflect a Board that is comprised of directors who (1) are predominantly independent, (2) are of high integrity, (3) have broad, business-related knowledge and experience at the policy-making level in business, government or technology, including an understanding of our industry and our business in particular, (4) have qualifications that will increase overall Board effectiveness and (5) meet other requirements that may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members.

•

The Board will nominate for election or reelection only those candidates who agree to tender, promptly following such candidate’s election or reelection, an irrevocable resignation effective upon (1) such candidate’s failure to receive the required vote for election at the next meeting at which they would stand for election and (2) acceptance of such resignation by the Board. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation promptly following their election to the Board.

•

With regard to candidates who are properly recommended by stockholders or by other means, the Nominating and Governance Committee will review the qualifications of any such candidate, which review may, in the Nominating and Governance Committee’s discretion, include interviewing references for the candidate, direct interviews with the candidate, or other actions that the committee deems necessary or proper.

•

In evaluating and identifying candidates, the Nominating and Governance Committee has the authority to retain or terminate any third party search firm used to identify director candidates, and has the authority to approve the fees and retention terms of any search firm.

•

The Nominating and Governance Committee will apply these same principles when evaluating Board candidates who may be elected initially by the full Board to fill vacancies or to expand the Board prior to the annual meeting of stockholders at which directors are elected.

•	After completing its review and evaluation of director candidates, the Nominating and Governance Committee selects, or recommends to the full Board for selection, the director nominees.

•	The Nominating and Governance Committee, after considering all factors, will decide whether or not to nominate and recommend a nominee to the full Board.

Director Qualifications and Review of Director Nominees

The Nominating and Governance Committee makes recommendations to the Board regarding the size and composition of the Board. The Committee reviews annually with the Board the composition of the Board as a whole. The Committee is responsible for ensuring that the composition of the Board accurately reflects the needs of the Company’s business and, in furtherance of this goal, proposing the addition of members and the necessary resignation of members for purposes of obtaining the appropriate members and skills. The specific qualifications of each director are set forth along with their biographical information under “Business Experience and Qualifications of Nominees for Election as Directors” starting on page 8 of this proxy statement.

Intevac does not maintain a formal diversity policy with respect to its Board. As noted above, however, Intevac does consider diversity to be a relevant consideration, among others, in the process of evaluating and identifying director candidates. Intevac believes each director brings a strong and unique background and set of skills to the Board that contributes to the Board’s competence and experience in a wide variety of areas. When identifying director candidates, we take into account the present and future needs of the Board and the committees of the Board. For instance, depending on the composition of the Board at a given time, a candidate capable of meeting the requirements of an audit committee financial expert might be a more attractive candidate than a candidate with significantly more technology industry expertise, or vice versa. We also consider the character, judgment and integrity of director candidates, which we evaluate through reference checks, background verification and reputation in the business community. We believe all of our directors to be of high character, good judgment and integrity. Our principal goal with respect to director qualifications is to seat directors who are able to increase the overall effectiveness of the Board and increase stockholder value. The Nominating and Governance Committee and the Board are currently examining ways to enhance the representation of individuals from underrepresented communities on the Board.

Contacting the Board

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board may do so by writing to: Board of Directors, c/o the Nominating and Governance Committee Chair, Intevac, Inc., 3560 Bassett Street, Santa Clara, California, 95054. Communications received by the Nominating and Governance Committee Chair will be communicated to the Chairman of the Board or the other members of the Board as appropriate depending on the facts and circumstances outlined in the communication received.

Risk Assessment

Our Board is responsible for overseeing enterprise risk in general, while our Audit Committee is responsible for overseeing risk management of financial matters and the adequacy of our risk-related internal controls and our Compensation Committee oversees risk related to compensation policies. Both the Audit and Compensation Committees report their findings to the full Board. In addition, at each of its regularly scheduled meetings, the Board discusses the risks that we are currently facing. We believe that our directors provide effective oversight of the risk management function.

Compensation Consultant

The Compensation Committee has engaged Radford, an Aon Hewitt Company (“Radford”) to provide independent advice and recommendations on the amount and form of executive and director compensation. In 2021, the cost of Radford’s consulting services directly related to compensation committee support was approximately $132,100. In addition, in 2021, our human resources department participated in various human resources and compensation surveys and obtained general benchmarking survey data from Radford at a cost of approximately $3,200 and engaged Radford to provide valuation services for our PRSU awards at a cost of $6,400. The decision to engage the compensation consultant or its affiliates for these other services was made by management.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

The following Compensation Discussion & Analysis (“CD&A”) describes the philosophy, objectives and structure of our executive compensation program for fiscal year 2021 (the year ended January 1, 2022). This CD&A is intended to be read in conjunction with the tables following this section which provide further historical compensation information for our named executive officers (“NEOs”) as identified below. The Company is a smaller reporting company (“SRC”) under the rules promulgated by the SEC and, as a result, the Company has fewer NEOs than a non-SRC. Under the SEC rules and regulations related to SRCs, Messrs. Blonigan, Moniz, and Cho, each of whom was an executive officer at the end of the fiscal year, and Mr. Justyn, who was no longer serving as an executive officer at the end of the fiscal year, were the Company’s NEOs for fiscal year 2021:

Name OF NEO	Position
Wendell Blonigan *	Former President and Chief Executive Officer
James Moniz	Executive Vice President and Chief Financial Officer
Jay Cho **	Former Executive Vice President and GM, TFE
Timothy Justyn ***	Former Executive Vice President and GM, Photonics

*	Mr. Blonigan retired from Intevac on January 18, 2022.
**	Mr. Cho separated from Intevac on February 28, 2022.
***	Mr. Justyn separated from Intevac on December 30, 2021 upon the sale of the Company’s Photonics division.

This CD&A is not required to be included in this proxy statement under the scaled disclosure requirements applicable to SRCs. However, we have chosen to include this section to provide our stockholders with robust information regarding the NEO compensation decisions made for fiscal year 2021 and to outline the reasoning behind these decisions. The tables following this CD&A reflect the scaled disclosure available to SRCs.

Executive Summary

In fiscal 2021, we completed the sale of our Photonics business, which closed in late December 2021 and was valued at up to $100 million, reflecting the up-front cash payment of $70 million and future earn-out payments of up to $30 million. We completed the year with substantial balance sheet strength, with our total balance of cash and investments growing to $121 million at year-end, equivalent to $4.92 per share, and with total stockholders’ equity of $134 million, equivalent to $5.44 per share. We completed the year with $25 million in backlog including one 200 Lean® system plus technology upgrades for a leading hard disk drive (HDD) manufacturer. In fiscal 2021, we also successfully completed our first INTEVAC MATRIX® evaluation program for advanced semiconductor packaging, resulting in the first revenue and product qualification in this new market for Intevac. We must continue to be focused strategically, as our business will continue to be characterized by rapidly changing technology and customer requirements, intense competition, fluctuating revenues and significant competition for management talent.

Leadership Change

On January 18, 2022, Mr. Blonigan, the Company’s then-current President and Chief Executive Officer (“Former CEO”), retired from his position with the Company and as a member of the Board. On January 19, 2022, the Board appointed Nigel Hunton to serve as the Company’s President and Chief Executive Officer, and as a member of the Board.

How Our Recent Performance Has Affected Pay

Our plans, and our pay levels, reflect our performance. Our stock price performance and other recent operational challenges have underscored the fact that our pay program has properly aligned executive pay and performance, in both the short-term and the longer-term.

2021 Pay Decisions and Outcomes

In 2021, the Compensation Committee worked diligently with management to make prudent decisions with regards to our executive compensation throughout the year that was considerate and reflective of strongly supportive stockholder feedback, including the support of 86% of votes cast for our say-on-pay proposal last year. The key decisions and outcomes included:

•

New Performance-based Equity Program: In 2021, all of our NEOs, including our Former CEO, received awards of performance-based restricted stock units (“PRSUs”) with vesting based on relative total stockholder return (TSR) with a 2-year performance period as part of their long-term incentive award. Depending on the Company’s TSR relative to the peer group TSR, the actual number of shares that may vest under each PRSU grant can range from zero to 200% of the initial grant. These awards are intended to align executive pay with long-term shareholder value creation and relative TSR.

•	Increased percentage of the Former CEOs performance-based equity: In 2021, we increased the equity award mix of PRSUs from 40% in 2020 to 60% in 2021.

•	Please see below for a summary of paid compensation as reflected in our Summary Compensation Table:

($ in thousands)	2020 Base (a)	2021 Base	2020 AIP	2021 AIP	2020 Equity	2021 Equity	2020 Other	2021 Other		2020 Total Direct Compensation	2021 Total Direct Compensation	Change
Wendell Blonigan	$586.5	$585.4	$484.5	$125.4	$637.0	$941.3	$2.0	$2.0		$1,710.2	$1,654.1	(3.3)%
James Moniz	$360.8	$357.7	$186.9	$87.8	$217.4	$259.8	$2.0	$2.0		$767.1	$707.3	(7.8)%
Jay Cho	$329.6	$331.5	$147.3	$49.5	$176.6	$227.3	$2.0	$2.0		$655.6	$610.4	(6.9)%
Timothy Justyn	$319.2	$323.9	$172.6	$96.0	$176.6	$227.3	$2.0	$407.5	(b)	$670.4	$1,054.7	57.3%

(a)	Because 2020 was a 53-week fiscal year, the 2020 salary amounts reflect an extra two weeks of pay.
(b)

Mr. Justyn separated from Intevac on December 30, 2021 and was paid out his accrued vacation of $61,540. In addition, Mr. Justyn has or will be paid (i) a severance benefit equal to $320,000 or 12 months base salary, paid in equal installments on the Company’s normal payroll schedule over a 12-month period, and (ii) continuing payments to defray health care costs of $2,000 per month for 12 months.

Compensation Program Highlights

The Compensation Committee has structured our executive compensation program to ensure that our NEOs are compensated in a manner consistent with stockholder interests, competitive pay practices and applicable requirements of regulatory bodies. The following are important features of the design and operation of our executive compensation program:

Element	Performance Period	Objective	Performance Measured/Rewarded
Base Salary	Annual	Recognizes an individual’s role and responsibilities and serves as an important retention vehicle	• Reviewed annually and set based on market competitiveness, individual performance and internal equity considerations.

Annual Bonus	Annual	Rewards achievement of annual financial objectives and individual performance goals As the Company was not profitable in FY 2021, the Corporate Financial Performance bonus was not paid	• Corporate Financial Performance • Individual Performance Goals

Time-based Restricted Stock Units (“RSUs”)	Long-Term	Aligns the interests of management and stockholders and serves as an important retention vehicle	• Vest annually over 4 years based on continued service.

Performance-based RSUs (“PRSUs”)	Long-Term	Aligns the interests of management and stockholders, rewarding key contributors for significant stock price appreciation and the creation of stockholder value

•  Granted in 2021 to all NEOs, including our Former CEO, the PRSUs were issued in a single tranche with a two-year performance period.

•  Vesting of these awards is based on the Company’s TSR relative to the peer group TSR. The actual number of shares that may vest under each PRSU grant can range from zero to 200% of the initial grant.

•  Granted in 2020 to all NEOs, including our Former CEO, the PRSUs were issued collectively in 4 separate tranches with individual 1-year performance periods beginning in May 2020, 2021, 2022 and 2023, respectively.

•  Vesting of these awards is based on stock price performance relative to the performance of a peer group.

Performance-based Stock Options	Long-Term	Aligns the interests of management and stockholders by encouraging sustained stock price appreciation

•  Granted to Mr. Blonigan in 2019, PSOs vest on achievement of challenging stock price hurdles, set between 25% and 75% above grant date stock price, with a 4 -year performance period that was scheduled to run through the end of 2023. Two of the 4 performance goals were satisfied, and 50% of the PSOs were earned and vested. The unearned portion of these grants were cancelled in January 2022 upon Mr. Blonigan’s separation from the Company.

2021 Target Pay Mix

Our executive compensation program is predominantly performance-based. As an executive’s ability to impact operational performance increases, so does the proportion of his or her at-risk compensation. Target long-term incentive compensation grows proportionately as job responsibilities increase, which encourages our officers to focus on the Company’s long-term success and aligns with the long-term interests of our stockholders. The graphics below illustrate the mix of fixed, annual and long-term target incentive compensation we provided to our Former CEO and other NEOs for 2021:

Compensation Governance

The Compensation Committee regularly reviews and incorporates best practices in executive compensation to competitively pay our executives while ensuring alignment of management and stockholder interests. Some highlights include:

•	Pay-for-performance philosophy and culture

•	Compensation mix of base salary, short-term and long-term incentives provides a variety of time horizons to balance our near-term and long-term strategic goals

•	Anti-hedging policies

•	Responsible use of shares under our long-term incentive program

•	No supplemental executive retirement plans

•	No perquisites

Say on Pay Vote

At our 2021 annual meeting of stockholders, 86% of the votes cast by our stockholders supported our advisory vote on executive compensation (the “say-on-pay”) proposal. While the “say-on-pay” vote is non-binding, the Compensation Committee pays close attention to the results and given the strong level of support evidenced by last year’s say-on-pay vote, the Compensation Committee determined that our stockholders were quite supportive of our current executive compensation philosophy and program. The Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term stockholder value creation and is appropriate for a company of our size and in our industry, and, in line with the level of support shown by stockholders for our current approach, has continued to take meaningful steps toward further cementing this alignment between stockholder interests and executive compensation, as summarized in the table below.

We conduct an ongoing stockholder outreach program to maintain an open and regular dialogue with our institutional stockholders to understand their views and concerns regarding our executive compensation program. In January and February 2022, we consulted with our top 16 institutional stockholders, representing nearly 46.5% of our outstanding shares to discuss their views with respect to our executive compensation program and disclosures. Topics discussed with stockholders included the new CEO, the level of CEO compensation, our compensation disclosure, performance-based vesting criteria and metrics, past business challenges, capital allocation and board composition. Our stockholder outreach was performed by our CEO, CFO and Investor Relations consultant. The Company and the Compensation Committee intend to continue to expand this outreach program by increasing the frequency of its outreach efforts.

Recent Actions Taken Based on Stockholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by stockholders and proxy advisors and how we have addressed the issues:

What We Heard	How We Have Responded
• Emphasis on performance-based equity awards	• In 2021 and 2020, a portion of the NEOs’ equity grants were issued in PRSUs.

• Importance of stockholder engagement The majority of investors surveyed commented that stockholder engagement was important to them and they appreciated our reaching out to them for their input.	• We continued to perform shareholder outreach in the 2021 - 2022 timeframe.

• Importance of Board diversity	• We added two women as board members in 2019. As a SRC with two women directors we meet the Nasdaq board diversity objective.

Executive Compensation Philosophy and Objectives

Our compensation structure is designed to attract, retain, motivate, and reward high-performing executives. The guiding principles of our executive compensation plan are as follows:

•	Provide a total compensation opportunity that is competitive with our peer group, but that also takes into account the need to compete for talent with much larger equipment and imaging companies.

•	Align compensation with the Company’s performance by:

•

Providing a significant portion of total compensation in the form of a performance-based annual bonus dependent on each executive’s performance relative to predetermined financial and other strategic objectives set at the beginning of each fiscal year.

•

Providing long-term, significant equity incentives. In 2021, these incentives were in the form of a combination of time-based RSUs and performance-based RSUs, in order to retain those individuals with the leadership abilities necessary for increasing long-term stockholder value while aligning the interests of our NEOs with those of our long-term stockholders.

•

Our 2021 PRSUs contain a two-year performance period. Depending on the Company’s TSR relative to the peer group TSR, the actual number of shares that may vest under each PRSU grant can range from zero to 200% of the initial grant.

•	Setting challenging performance goals for our NEOs and providing a short-term incentive through an incentive compensation plan that is based upon achievement of these goals.

•	Increase the portion of total compensation based on performance-based annual bonuses and stock-based awards relative to base salary with increasing executive responsibility level.

•	Align each executive’s goals with those of other executives to encourage a team approach to problem solving.

•

Provide clear guidelines for each compensation element relative to market practices (base salary, performance-based annual incentives and annual equity grants), while allowing the Compensation Committee flexibility to make final decisions based on management recommendations (other than decisions for the CEO, which are made by the independent members of the Board), and other factors such as performance, experience, contribution to business success and retention needs.

Compensation Determination Process

Role of the Compensation Committee

The Compensation Committee oversees, reviews and approves the compensation and benefit policies, plans and programs for the entire Company, including our NEOs. The Compensation Committee develops goals and objectives for the CEO and reviews his performance relative to his established goals and objectives. The Compensation Committee recommended the principal elements of Mr. Blonigan’s annual compensation as CEO to the Board for approval. The Compensation Committee reviewed with Mr. Blonigan and approved the principal elements of compensation for the NEOs (other than Mr. Blonigan). The Compensation Committee also reviewed with Mr. Blonigan and approved merit increases, as well as bonuses and equity grants for non-NEO employees. The Compensation Committee also annually reviews the compensation of the members of the Board and recommends any changes to the Board. Final approval of compensation for Mr. Blonigan and the members of the Board was given by the independent members of the Board in executive session. The Compensation Committee also reviews and approves executive succession planning, incentive compensation plans, and equity compensation plans.

Role of the CEO

During 2021, Mr. Blonigan provided recommendations to the Compensation Committee with respect to base salary amounts, target bonus percentages, goals and objectives, bonus payments, and stock-based awards for each NEO (other than himself). These compensation recommendations were based on market data reviewed by the Compensation Committee and a review by Mr. Blonigan of each executive officer’s overall performance and contribution to the Company during the prior year. While the Compensation Committee considered the recommendations of Mr. Blonigan with respect to these elements of compensation, the Compensation Committee independently evaluated the recommendations and made all final compensation decisions. Mr. Blonigan did not make any recommendations as to his own compensation and such decisions are made solely by the independent members of the Board (without Mr. Blonigan present), after recommendations were made to the Board by the Compensation Committee. Upon becoming CEO, Mr. Hunton assumed Mr. Blonigan’s role in compensation matters.

Role of Our Independent Advisor

The Compensation Committee retained Radford to assist it in evaluating 2021 executive compensation programs and to provide advice and recommendations on the amount and form of executive compensation, and the allocation of compensation across the compensation components described below. The instructions provided to Radford included assessing target compensation levels for our executives relative to market practices and evaluating the overall design of our executive compensation program. At least once annually, at the Compensation Committee’s request, Radford attends Compensation Committee meetings. Radford reported directly to the Compensation Committee and not to management. The Compensation Committee assessed the independence of Radford pursuant to SEC rules and concluded that the work of Radford has not raised any conflict of interest.

Use of a Peer Group

Executive compensation data was drawn from the Radford Executive Benchmark Survey for companies in the semiconductor equipment, imaging, electronic equipment and instruments industries, that design and manufacture equipment related to the manufacturing process of technology products, that have 3-year average revenues generally under $300 million and market capitalization between $60 million and $500 million and from publicly available proxy filings for the peer companies identified below (the “Peer Companies”). In the case of the data from the proxy filings of the Peer Companies, only data for the CEO and CFO positions was obtained, as these are the only two positions reported with sufficient frequency among the Peer Companies to draw meaningful conclusions on competitive pay. The market compensation levels for comparable positions were examined by Radford and the Compensation Committee as part of the process to determine overall program design, base salary, target incentives and annual stock-based awards, including the total equity pool for allocation to all employees.

The Peer Companies we used to evaluate market compensation positioning for executives in making 2021 compensation decisions were selected in December 2020 based on the selection criteria discussed above, which the Compensation Committee deemed relevant at that time, and resulted in the removal of three companies through acquisition and three additions. As a result, the 2021 Peer Companies include the following companies:

• Amtech Systems, Inc. *	• AstroNova, Inc.

• AXT Inc. *	• Clearfield, Inc. *

• CyberOptics Corporation *	• DSP Group Inc. *

• EMCORE Corporation *	• Impinj, Inc.

• In TEST Corporation *	• Iteris, Inc.

• Kopin Corporation *	• Luna Innovations *

• NeoPhotonics Corporation *	• Park Aerospace Corp. *

• PCTEL, Inc. *	• PDF Solutions, Inc. *

• Pixelworks Inc.*

*	Included in the 2020 peer group

At the time these peers were chosen, Intevac was at the 42nd percentile of market capitalization of the peer group, while at the 68th percentile with regards to revenues and the 71st percentile with regards to year-over-year revenue growth.

In early 2021, the base salary, total target cash compensation (base salary plus performance-based annual cash bonus) and total target compensation (including stock-based awards) for each of Intevac’s five most senior executives, including our NEOs, were compared to market pay levels for executives with similar levels of responsibility.

In setting compensation for our executive officers, including our NEOs, the Compensation Committee uses competitive compensation data from an annual total compensation study of selected peer companies and other relevant survey sources to inform its decisions about overall compensation opportunities and specific compensation elements. Additionally, the Compensation Committee uses multiple reference points when establishing targeted compensation levels. The Compensation Committee applies judgment and discretion in establishing targeted pay levels, considering not only competitive market data, but also factors such as company, business unit and individual performance, scope of responsibility, critical needs and skill sets, experience, leadership potential and succession planning.

For 2021, the Compensation Committee concluded that Intevac’s executive compensation:

•	Was appropriate considering the available competitive data, the Company’s strong financial performance, and the Company’s need to retain key employees; and

•	Continued to provide strong incentives to management to optimize Intevac’s financial performance in each year and over time.

The Compensation Committee believes that the Company’s program to compensate NEOs and other employees is consistent with the intent and design of the Company’s variable pay programs, which link actual pay directly to improved operating results, and result in reduced compensation in years in which financial results do not meet expectations.

Elements of Executive Compensation

The primary components of executive compensation are:

•	Base salary;

•	Performance-based annual cash bonus; and

•	Annual grants of long-term, equity-based incentives, which in 2021, consisted of time-based RSUs and PRSUs.

We allocate total potential and target compensation among these components based on the goals of our compensation program, including the need to offer competitive compensation and our focus on paying for performance. We also provide our executives the same benefits and perquisites that we offer our other U.S. employees. These standard employee benefits include participation in our 401(k) plan and employee stock purchase plan, and health and welfare and life insurance benefits, each with the same terms and conditions available to employees.

Base Salary

We provide our NEOs and other employees with base salary to compensate them for services rendered during the fiscal year. The purpose of base salary is to reward effective fulfillment of the assigned job responsibilities, and to reflect the position’s relative value to the Company and competitiveness of the executive job market.

The Compensation Committee approves any changes to base salaries on an annual basis. To determine any annual changes to base salary; the committee utilizes the competitive market data provided by our independent compensation consultant in addition to an assessment of each executive’s responsibilities and performance against goals and objectives. These factors are evaluated at the Compensation Committee’s discretion.

2021 Base Salaries

2021 base salaries for the NEOs were approved by the Compensation Committee (with the exception of Mr. Blonigan, whose base salary was approved by the independent members of the Board, upon recommendation of the Compensation Committee).

The annual base salaries for the NEOs in 2020 and 2021, were as follows:

Executive	2020	2021	Approximate Percentage Increase
Wendell Blonigan	$570,000	$590,000	3.5%
James Moniz	$350,000	$360,000	2.9%
Jay Cho	$320,000	$330,000	3.1%
Timothy Justyn	$310,000	$320,000	3.2%

Performance-based Annual Incentives

We provide the opportunity to earn performance-based annual bonuses to our NEOs and other management employees under our annual incentive plan (“AIP”). The objective of the AIP is to align our executive compensation with actual short-term business performance and with our strategic business objectives.

The AIP consists of two performance measures:

•	Corporate Financial Performance, which is based on Intevac’s financial performance (profitability); and

•	Individual Performance, which is based on each NEO’s performance against goals and objectives set at the beginning of the year.

Having an incentive program which is based half on individual performance is important in order to provide our NEOs with incentives to achieve goals and objectives which are specific to their individual functional areas and to maximize the Company’s value, as well as for retention considerations, while having half based on Company profitability focuses the NEOs on the common goal of continuing to drive overall Company performance.

Annual incentives can be paid in cash or time-based RSUs at the discretion of the Compensation Committee. In early 2021, the Compensation Committee determined that the 2021 AIP would be paid entirely in cash.

Target Bonus Opportunities

Each participating NEO is assigned an annual incentive opportunity, computed by multiplying each executive’s base salary times his or her Target Bonus Percentage. Based on the program set up by the Compensation Committee for 2021, the NEO’s Target Bonus is half based on individual performance and half based on Company financial performance. For 2021 AIP participants, payout under the Individual Performance component was capped at a maximum of two times the half of the Target Bonus attributed to that component and payout under the Corporate Financial Performance was capped at a maximum of two times half of the Target Bonus. The total bonus payout is therefore capped at a maximum of 200% of the Target Bonus for 2021.

Target Bonus Percentages are determined based on competitive market data, internal equity considerations, and the degree of difficulty associated with achieving performance levels. Each factor is evaluated by the Compensation Committee based on data and input provided by management as well as our independent compensation consultant. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group, with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward.

For 2021, Target Bonus Percentages for our NEOs were not increased from prior year opportunities (as a percentage of base salary):

Executive	Target AIP (as % of base salary)	Target AIP ($)
Wendell Blonigan	100%	$590,000
James Moniz	65%	$234,000
Jay Cho	60%	$198,000
Timothy Justyn	60%	$192,000

Corporate Financial Performance Goals

As 2021 Proforma Pretax Income was projected to be a loss at the beginning of the period, the 2021 Corporate Financial Performance Bonus was not funded and a bonus pool was not established for the 2021 Corporate Financial Performance Bonus. Proforma Pretax Income is equal to pretax income, plus stock-based compensation expense, restructuring and asset impairments, and litigation settlements and minus gain on sales of businesses.

Calculation of Proforma Pretax Loss	2021 Annual Operating Plan ($ millions)	2021 Actual ($ millions)
Net income (loss)	($7.2)	$26.6
Income tax	1.7	0.6
Pre-tax income (loss)	(5.5)	27.2
Add
Stock compensation expense	4.1	4.0
Litigation settlements	—	1.0
Restructuring and asset impairments	—	2.9
Subtract
Gain on Sale of Photonics	—	(54.3)

Proforma pretax loss	($1.4)	$(19.2)

At the actual level of achievement, the Corporate Financial Performance Bonus was not earned.

Performance Level	Proforma Pre-Tax Income ($ millions)	Award Percentage
Maximum	Greater than $21.0	200%
Target	Between $9.0 and $12.0	100%
Minimum	Between $0 and $3.0	25%

Individual Performance Goals

Each NEO received a comprehensive set of individual performance goals for 2021. These goals were established at the beginning of the fiscal year and approved by the Compensation Committee. The individual performance goals are considered aggressive and deemed difficult to achieve, and if achieved at 100% would have exceeded the Company’s operational expectations for the measurement period.

The following tables show 2021 individual performance goals and their relative weightings for each NEO, and the discussion below under “2021 Performance Against Individual Goals” provides insight on the adjustments to the final scoring:

Wendell Blonigan, Former CEO

Fiscal 2021 Goals	Weighting	Achieved
• Corporate Management Achieve objectives related to defining and pursuing strategic actions to maximize stockholder value working with an investment banking firm	25%	100%

• Thin-film Equipment Business Operations Achieve objectives related to obtaining a multi-system purchase order from a HDD customer	25%	0%

• Photonics Business Operations Achieve objectives related to obtaining a production order on our IVAS product	25%	0%

• Other Operational Objectives Achieve objectives related to stockholder engagement and investor relations, transitioning employee return to working on campus, employee engagement and safety	25%	70%

	Final Score	42.5%

James Moniz, CFO

Fiscal 2021 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $68.3 M; goal of $114.5 M 2. Non-GAAP consolidated revenue: $66.2 M; goal of $103.5 M 3. Non-GAAP consolidated operating loss: $23.2 M; goal of $5.6 M operating loss	20%	10%

• Business FY 2021 Financial Targets Achieve objectives related to corporate spending	25%	50%

• Management of Financial and IT Operations Achieve objectives related to internal controls, working capital management, global information systems, and investor relations	20%	50%

• Management of Financial Performance of the Company, Internally and Externally Achieve objectives related to financial planning, forecasting and internal and external reporting	30%	100%

• Safety, Compliance, Employee Development Achieve strategic initiatives including organizational and leadership development, employee engagement, quality, and safety	5%	100%

	Score	60%
	Final Score	75%

Jay Cho, Former TFE GM

Fiscal 2021 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $68.3 M; goal of $114.5 M 2. Non-GAAP consolidated revenue: $66.2 M; goal of $103.5 M 3. Non-GAAP consolidated operating loss: $23.2 M; goal of $5.6 M operating loss	20%	10%

• Business / Organizational Unit FY 2021 Financial Targets Achieve TFE business objectives in orders, revenue and profits 1. TFE orders: $57.6 M; goal of $79.8 M 2. TFE revenue: $38.5 M; goal of $62.2 M 3. Non-GAAP TFE operating loss: $14.3 M; goal of $2.0 M operating loss	20%	12%

• HDD / New Business Development Achieve objectives related to HDD business including obtaining a multi-system purchase order from a HDD customer and product development	20%	75%

• Vertex Business Development Achieve objectives related to display cover panel business including orders and product development	25%	50%

• New Business Development Achieve objectives related to solar implant and semiconductor fan-out products including orders and product development	10%	100%

• Safety, Compliance, Employee Development Achieve strategic initiatives including employee engagement, quality, and safety	5%	75%

	Score Final Score	46 50	% %

Timothy Justyn, Former Photonics GM

Fiscal 2021 Goals	Weighting	Achieved
• Corporate Financial Plan Achieve quarterly objectives related to Company financial performance in orders, revenue and operating profitability 1. Orders: $68.3 M; goal of $114.5 M 2. Non-GAAP consolidated revenue: $66.2 M; goal of $103.5 M 3. Non-GAAP consolidated operating loss: $23.2 M; goal of $5.6 M operating loss	20%	25%

• Business / Organizational Unit FY 2021 Financial Targets Achieve objectives related to Photonics financial performance including orders, revenue and operating profitability 1. Photonics orders: $10.7 M; goal of $34.7 M 2. Non-GAAP Photonics revenue: $27.7 M; goal of $41.3 M 3. Non-GAAP Photonics operating loss: $2.9 M; goal of $2.7 M operating income	20%	75%

• Product Operations Achieve objectives related product orders and product development	15%	100%

• IVAS Development Achieve objectives related to IVAS development and orders	25%	25%

• New Business Development Achieve objectives related to new business development and market penetration	15%	100%

• Safety, Compliance, Employee Development Achieve strategic initiatives including employee engagement, quality, and safety	5%	100%

	Score Final Score	61 100	% %

This CD&A contains references to the Company’s net revenues and operating income (loss) measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”), which are also referred to as non-GAAP supplemental financial measures. These non-GAAP supplemental financial measures are referenced in this CD&A as performance targets under the Company’s 2021 AIP. Below is a reconciliation of these non-GAAP financial measures to the comparable GAAP measures.

Reconciliation of GAAP to NON-GAAP Results	Year Ended January 1, 2022 ($ thousands)
Net revenues as reported (GAAP basis)*	$38,524
Net revenues included in discontinued operations **	26,620

Non GAAP consolidated net revenues	$65,144

TFE net revenues	$38,524
Photonics net revenues	26,620

Non GAAP consolidated net revenues	$65,144

Reported operating loss (GAAP basis)*	$(22,476)
Operating loss included in discontinued operations **	(4,664)

(27,140)
Addback:
Litigation settlement	1,000
Restructuring and asset impairments	2,923

Non GAAP consolidated operating loss	$(23,217)

TFE operating loss	$(14,279)
Photonics operating loss	(2,890)

(17,169)
Unallocated costs	(6,048)

Non GAAP consolidated operating loss	$(23,217)

*

Actual results for revenue and operating loss are reported on a U.S. GAAP basis and are set forth in the Consolidated Statements of Income and included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on February 17, 2022.

**

Actual results for revenue and operating loss are reported in discontinued operations on a U.S. GAAP basis and are set forth in Note 2 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on February 17, 2022.

2021 Performance Against Individual Goals

In order to determine the payout associated with the Individual Performance measures, the Compensation Committee analyzed each NEO’s performance versus their individual goals. The specific performance versus objectives for each of the goals are not disclosed as the disclosure of these goals would potentially reveal confidential information regarding our business strategy and operations, which could result in substantial competitive harm.

The NEOs’ performance against each of the 2021 goals was evaluated at the end of the year by the Former CEO for all NEOs other than himself. The performance and evaluation were then reviewed and approved by the Compensation Committee. The Former CEO recommended raising Mr. Moniz’s final score to 75% due to outstanding performance and executive leadership in the sale of the Photonics business. The Former CEO recommended raising Mr. Cho’s final score to 50% for his efforts during a challenging year. Further, the Former CEO recommended raising Mr. Justyn’s final score to 100% due to outstanding performance and executive leadership in the sale of the Photonics business. The performance and evaluation were then reviewed and approved by the Compensation Committee. The Compensation Committee evaluated the Former CEO’s performance which was then reviewed and approved by the independent members of the Board.

2021 earned incentives were as follows:

	Opportunity		Actual
Executive	Target AIP (as % of base salary)	Target AIP ($)	2021 Earned Award	As a % of Target
Wendell Blonigan	100%	$590,000	$125,375	21.25%
James Moniz	65%	$234,000	$87,750	37.50%
Jay Cho	60%	$198,000	$49,500	25%
Timothy Justyn	60%	$192,000	$96,000	50%

Long-Term Incentives

We grant equity-based compensation to our NEOs to align their interests with the long-term interests of our stockholders and to provide our executives with incentives to manage Intevac from the perspective of an owner with an equity stake in the business.

In 2021, we utilized two incentive vehicles:

•	Time-based RSUs and

•	Performance-based RSUs (PRSUs)

For 2021 annual grants, the Company granted time-based RSUs to all equity plan participants. For 7 executives including our NEOs the Company granted a combination of RSUs and PRSUs. The Compensation Committee believes that including PRSU awards in the total direct compensation opportunities of those executives whose individual performances and decisions have a direct impact on our Company’s performance helps to strengthen our overall pay-for-performance alignment by ensuring that a substantial portion of their compensation is aligned with the creation of value for our stockholders. For 2021 annual grants, the number of time-based RSUs and PRSUs were determined with reference to market data, including the median of our peer group.

The Compensation Committee believes that the time-based RSU awards provide a valuable retention component to our annual compensation program Further, RSUs are potentially less dilutive to the Company’s earnings per share than options. The 2021 annual RSU grants vest in four equal annual installments.

Individual Grant Determinations

Annually, the Compensation Committee approves the annual stock-based awards to be granted to all grant recipients taking into consideration the total dilutive impact of all shares to be granted, the burn rate (the total number of shares to be granted as a percentage of shares outstanding), and projected compensation expense related to employee stock-based awards. The Compensation Committee determines the level of annual equity grants to be based on a target dollar value for the long-term incentive award, rather than as a fixed number of shares, which the Compensation Committee believes better aligns with market expectations and peer practices. Each year, the Compensation Committee sets guidelines for the size and mix of each grant to each NEO and other exempt employees. Actual stock-based award grants to the NEOs are made within the ranges set forth in these guidelines, based on the factors discussed below. For the NEOs, the guidelines reflect each NEO’s position within the Company and are set at a level that the Compensation Committee considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value, and appropriate to meet our retention goals. In determining the appropriate grant levels, the Compensation Committee reviews competitive market practices, taking into consideration both the potential value to individual participants compared to executives at other companies with similar responsibilities. The Compensation Committee also evaluated the mix of equity awards to be granted.

The total 2021 and 2020 target long-term incentive grant values and the number of annual PRSUs and RSUs awarded are shown below for each NEO. The number of annual PRSUs and RSUs awarded was established as the total grant-date target value multiplied by the award mix and divided by the closing price of our common stock on the grant date.

NEO	Grant Date	Total 2021 Grant Target Value ($)	Target RSU/PRSU Award Mix	Target Number of RSUs (#)	Target Number of PRSUs (#)
Wendell Blonigan	May 20, 2021	$785,600	40% RSU, 60% PRSU	54,650	81,975
James Moniz	May 20, 2021	$240,000	75% RSU, 25% PRSU	31,304	10,434
Jay Cho	May 20, 2021	$210,000	75% RSU, 25% PRSU	27,391	9,130
Timothy Justyn	May 20, 2021	$210,000	75% RSU, 25% PRSU	27,391	9,130

NEO	Grant Date	Total 2020 Grant Target Value ($)	Target RSU/PRSU Award Mix	Target Number of RSUs (#)	Target Number of PRSUs (#)
Wendell Blonigan	May 15, 2020	$750,000	60% RSU, 40% PRSU	88,757	59,171
James Moniz	May 15, 2020	$240,000	75% RSU, 25% PRSU	35,502	11,834
Jay Cho	May 15, 2020	$195,000	75% RSU, 25% PRSU	28,846	9,615
Timothy Justyn	May 15, 2020	$195,000	75% RSU, 25% PRSU	28,846	9,615

Actual 2021 annual renewal grants to the NEOs, except for Mr. Blonigan, were proposed by Mr. Blonigan and reviewed and approved at a Compensation Committee meeting. In determining the number of time-based RSUs and PRSUs to grant to each individual, including Mr. Blonigan, the Compensation Committee took into account factors such as each executive’s recent performance, level of responsibility, job assignment, the competitive climate, internal equity considerations, market data, and retention considerations. Each of these factors was considered by the Compensation Committee, in its judgment, and no formal weighting of these factors was used.

For 2021, the target value of equity awards for all NEOs was similar to the target value of 2020 awards.

The grant date fair value of time-based RSUs and PRSUs granted to the NEOs in 2021 and 2020 is shown in the table below. For 2021, the fair value of PRSUs exceeded the target value as the grant date fair value of the PRSUs of $7.65 per share exceeded the closing price of our common stock on the grant date of $5.75 per share.

	2020			2021
NEO	RSU ($)	PRSU ($)	Total ($)	RSU ($)	PRSU ($)	Total ($)
Wendell Blonigan	449,998	186,980	636,978	314,238	627,108	941,346
James Moniz	179,995	37,395	217,390	179,998	79,820	259,818
Jay Cho	146,249	30,383	176,632	157,498	69,845	227,343
Timothy Justyn	146,249	30,383	176,632	157,498	69,845	227,343

2021 PRSUs

In 2021, the NEOs were granted PRSUs, with a two-year performance period beginning in May 2021. The number of PRSUs that will vest is determined by our common stock achieving a certain Total Shareholder Return (“TSR”) for the Company, relative to the TSR of the specified peer group over a measurement period of two years from the time of grant. The peer group is comprised of the “Peer Companies” listed in the Company’s “Compensation Discussion and Analysis” section in our 2020 proxy statement. At the end of the performance measurement period, the Compensation Committee will determine the achievement against the performance objectives. Depending on the Company’s TSR relative to the peer group TSR, the actual number of shares that may vest under each PRSU grant can range from zero to 200% of the initial grant. These awards are intended to align executive pay with long-term shareholder value creation and relative TSR performance. Relative TSR PRSUs generally vest at the end of the performance period, contingent on the NEO still being in service to Intevac through the end of the performance period, and, subject to accelerated vesting in certain circumstances as described below in “Potential Payments Upon Termination or Change in Control”.

The actual number of PRSUs that will be Achieved PRSUs will be determined as follows:

Company’s Position in the TSR Ranking Group (the “Company’s Relative TSR Performance”)	Percentage of Target Number of RSUs that Become Achieved RSUs
75th percentile or above	200%
50th percentile	100%
25th percentile	50%
Below 25th percentile	0%

2020 PRSUs

In 2020, the NEOs were granted PRSUs, issued collectively in four separate tranches with individual one-year performance periods beginning in May 2020, 2021, 2022 and 2023, respectively. Vesting of the PRSUs is based on the performance of our common stock relative to the performance of a peer group. The peer group is comprised of the “Peer Companies” listed in the Company’s “Compensation Discussion and Analysis” section in the 2020 proxy statement. At the end of each performance period, the Compensation Committee will determine the achievement against the performance objectives.

On each performance assessment date, Intevac’s stock price growth for the applicable performance period will be compared against the peer group stock price growth for the applicable performance period (each expressed as a growth rate percentage) to result in a growth rate (the “Growth Rate Delta”) for the performance period equal to Intevac’s stock price growth minus the peer group stock price growth, both for the applicable performance period. A new Growth Rate Delta will be calculated for each performance period on the related performance assessment date. Any earned PRSU awards will vest 100% after the end of the applicable performance period. On each performance assessment date, 25% of the total number of PRSUs originally subject to the award (and no more) will vest upon achievement of a Growth Rate Delta greater than or equal to zero. If, on a performance assessment date, the Growth Rate Delta is less than 0%, no portion of the PRSUs will vest on such performance assessment date and 25% of the total number of PRSUs originally subject to the award will immediately terminate. In addition, in order to vest, the participant must remain in service to Intevac through the end of the applicable performance period.

When the first performance measurement period ended in May 2021 the Growth Rate Delta is less than 0% and the metric was not achieved and no portion of the PRSUs in the first tranche of the award vested.

Intevac’s TSR	19%
Average Peer TSR (Excluding highest and lowest TSR)	133%
Growth Rate Delta	-114%
Payout	0%

Although these awards were not granted in 2021, until their expiration, the unvested portion of each PRSU continued to provide performance incentives due to the remaining challenging price hurdle, and retention benefits due to the continued service requirement.

2019 PSOs

In 2019, Mr. Blonigan’s equity grant was comprised of a mix of time-based options, time-based RSUs and PSOs. The PSOs, which covered one half (37,500 shares) of his annual renewal option grants for that year were scheduled to vest only upon the attainment of rigorous stock price performance goals (ranging from $6.03 to $8.44 per share) over a four-year performance period scheduled to run through the end of 2023, and only if Mr. Blonigan remained in service with Intevac through the achievement of the applicable goal. Two of the 4 stock price performance goals were satisfied, and 50% of the PSOs were earned and vested. The unearned and unvested portions of these grants were cancelled in January 2022 upon Mr. Blonigan’s separation from employment with us.

Although these stock options were not granted in 2021, the unvested portion of each PSO continued to provide performance incentives due to the remaining challenging price hurdle, and retention benefits due to the continued service requirement.

Additional Policies and Practices

Ownership Guidelines

We do not currently have a stock ownership policy for our executive officers. However, all of our NEOs own shares of the Company’s common stock or vested, but unexercised, equity awards. Mr. Blonigan as a member of the Company’s Board was subject to the director stock ownership guidelines of the Company.

Anti-Hedging Policies

The Company has an insider trading policy which, among other things, prohibits insiders from short sales of Intevac common stock.

Compensation Recovery Policy

Under the AIP, if it is determined after a bonus is paid under the plan that the individual and corporate performance upon which the bonus award was based was fraudulently represented, the Company has the right to require the return of the bonus. The Company’s current equity incentive plans also provide that awards granted under those plans will be subject to any Intevac clawback policy that is established to comply with applicable laws, and that the administrator of the plans may require a participant to forfeit, return or reimburse all or a portion of an award granted under the plan (and related amounts paid) under any such policy or as appropriate to comply with applicable laws. Outside of these provisions, at this time, we have not implemented fraudulent misrepresentation policies or a policy regarding retroactive adjustments to any cash or equity-based incentive compensation paid to our executive officers and other employees where the payments were predicated upon the achievement of financial results that were subsequently the subject of a financial restatement.

Severance and Change in Control Arrangements

The Company had a severance agreement with Mr. Blonigan, as well as an offer letter with Mr. Blonigan that provided for certain acceleration of vesting of his equity awards in connection with a change in control of the Company. In connection with his retirement from Intevac, Mr. Blonigan entered into a separation agreement and release with the Company. Benefits under these agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 39.

The Company has a change in control employment agreement with Mr. Moniz and had a change in control employment agreement with Mr. Cho and Mr. Justyn. Benefits under the change in control employment agreements are described under “Potential Payments Upon Termination of Employment or Change in Control” beginning on page 39. These agreements were entered into with Messrs. Moniz and Cho in connection with the negotiation of their employment agreements in order to attract the executives to the Company and with Mr. Justyn in connection with his promotion to Executive Vice President.

When the Company sold its Photonics division on December 30, 2021, Mr. Justyn did not receive an employment offer from the buyer. On December 30, 2021, the Company terminated the employment of Mr. Justyn and his position as a Company officer. In accordance with the change in control agreement between the Company and Mr. Justyn, Mr. Justyn has or will be paid (i) a severance benefit equal to $320,000, or 12 months base salary, paid in equal installments on the Company’s normal payroll schedule over a 12-month period, and (ii) continuing payments to defray health care costs of $2,000 per month for 12 months. In addition, as permitted under the change in control agreement, Mr. Justyn received the payout of his 2021 bonus in the amount of $96,000, the same amount he would have received had he remained an employee of the Company through the date such bonus payments were made. Further, in accordance with his change in control agreement, on December 30, 2021, Mr. Justyn’s outstanding Company equity awards vested in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. On December 30, 2021, Mr. Justyn delivered a general release of claims as a condition to the receipt of the foregoing severance benefits. Pursuant to the change in control agreement, if Mr. Justyn commences employment with the buyer of the Photonics division within 12 months from the closing date, he will cease receiving his severance benefits under the change in control agreement, and, to the extent permitted under applicable law, he will be required to repay the cash value of the severance benefits that he already received under the agreement.

On February 28, 2022, Mr. Cho separated from the Company and entered into a severance agreement and release of claims, pursuant to which Mr. Cho received a lump sum payment of $165,000.

On January 19, 2022, Nigel Hunton joined the Company as its new President and Chief Executive Officer. In connection with the negotiation of his employment, and in order to incentivize him to join the Company, the Company and Mr. Hunton entered into an employment agreement. Among other provisions, this employment agreements provides Mr. Hunton with certain severance benefits in connection with certain qualifying terminations of his employment, contingent upon Mr. Hunton signing and not revoking a release of claims in favor of the Company, and his continued compliance with the terms of his confidentiality agreement entered into with the Company. These severance benefits are described in the Company’s Form 8-K filed with the SEC on January 18, 2022.

Impact of Accounting and Tax Treatment

The Compensation Committee considers the deductibility of executive compensation under Section 162(m) of the Code in designing, establishing and implementing our executive compensation policies and practices. Section 162(m) generally prohibits us from deducting any compensation over $1 million per taxable year paid to certain of our named executive officers. Under tax laws in effect prior to January 1, 2018, compensation treated as “performance-based compensation” within the meaning of Section 162(m) of the Code was not counted towards the $1 million limit. The Tax Cuts and Jobs Act (the “Tax Act”) among other changes, repealed the exception from the deduction limit under Section 162(m) for performance-based compensation effective for taxable years beginning after December 31, 2017, such that compensation paid to our covered executive officers in excess of $1 million will not be deductible unless it qualifies for transition relief applicable to certain arrangements in place as of November 2, 2017 that are not materially modified after that date. However, because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) as revised by the Tax Act, including the uncertain scope of the transition relief adopted in connection with repealing Section 162(m)’s performance-based compensation exception, no assurance can be given that previously granted compensation intended to satisfy the requirements for performance-based compensation will in fact qualify for such exception. The Compensation Committee may administer any awards granted prior to November 2, 2017 which qualify as performance-based compensation under Section 162(m), as amended by the Tax Act, in accordance with the transition rules applicable to binding contracts in effect on November 2, 2017 and will have the sole discretion to revise compensation arrangements to conform with the Tax Act and our Compensation Committee’s administrative practices.

The Compensation Committee balanced the desirability of having compensation qualify for deductibility with our need to maintain flexibility in compensating executive officers in a manner designed to promote our goals. As a result, the Compensation Committee has not adopted a policy that all compensation must be deductible.

In addition to considering the tax consequences, the Compensation Committee considers the accounting consequences of its decisions, including the impact of expenses being recognized in connection with equity-based awards, in determining the size and form of different equity-based awards.

2021 Summary Compensation Table

The following table presents information concerning the total compensation of Intevac’s named executive officers (the “NEOs”), which consist of (i) Intevac’s former President and CEO, who was the Company’s principal executive officer for all of the fiscal year ended January 1, 2022 (fiscal 2021), (ii) Messrs. Moniz and Cho, the two most highly compensated executive officers other than the principal executive officer, who were serving as executive officers at the end of the last fiscal year, and (iii) Mr. Justyn, who was no longer serving as an executive officer at the end of the fiscal year.

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Wendell Blonigan, (5)	2021	585,394	941,346	125,375	2,000	1,654,115
Former President and CEO	2020	586,542	636,978	484,500	2,000	1,710,020

James Moniz,	2021	357,697	259,818	87,750	2,000	707,265
EVP and CFO	2020	360,774	217,390	186,948	2,000	767,112

Jay Cho, (6)	2021	331,510	227,343	49,500	2,000	610,353
Former EVP and GM, TFE	2020	329,616	176,632	147,312	2,000	655,560

Timothy Justyn, (7)	2021	323,852	227,343	96,000	407,540	1,054,735
Former EVP and GM, Photonics	2020	319,236	176,632	172,562	2,000	670,430

(1)	Because 2020 was a 53-week fiscal year, the 2020 salary amounts reflect an extra two weeks of pay.

(2)

Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of time-based RSUs and PRSUs granted in fiscal 2021 and fiscal 2020 for all NEOs as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards in fiscal 2021 and fiscal 2020 are set forth under Note 4 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on February 17, 2022. With respect to the 2021 TSR PRSUs and the 2020 PRSUs, the fair value of the awards are determined based on a Monte Carlo simulation.

(3)	The amounts shown in this column represent the value of cash bonuses earned during the year indicated and paid in the first quarter of the subsequent year.

(4)	Amounts in 2021 and 2020 include matching contributions we made under our tax-qualified 401(k) plan, which provides for broad-based employee participation.

(5)	Mr. Blonigan retired from Intevac on January 18, 2022.

(6)	Mr. Cho separated from Intevac on February 28, 2022.

(7)

Mr. Justyn separated from Intevac on December 30, 2021 upon the sale of the Company’s Photonics division and was paid out his accrued vacation of $61,540. Mr. Justyn has or will be paid (i) a severance benefit equal to $320,000 or 12 months base salary, paid in equal installments on the Company’s normal payroll schedule over a 12-month period, and (ii) continuing payments to defray health care costs of $2,000 per month for 12 months.

Outstanding Equity Awards at 2021 Fiscal Year-End

The following table shows all outstanding option and stock awards held by each of the NEOs at the end of fiscal 2021.

	Option Awards (1), (2)						Stock Awards (1), (3)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(4)
Wendell Blonigan	75,000	—		5.62	06/04/2022	(5)	—		—	—		—
	75,000	—		4.80	05/19/2023	(5)	—		—	—		—
	75,000	—		12.75	05/18/2024	(5)	—		—	—		—
	56,250	18,750	(7)	4.70	05/17/2025	(5)	10,000	(6)(8)	47,100	—		—
	18,750	18,750	(9)	5.68	05/16/2026	(5)	20,000	(6)(10)	94,200	—		—
	18,750	18,750	(11)	4.82	06/07/2026	(5)	—		—	—		—
	—	—		—	—		66,567	(6)(12)	313,531	44,378	(6)(13)	209,020
	—	—		—	—		54,650	(6)(14)	257,402	81,975	(6)(15)	386,102
James Moniz	30,000	—		5.42	05/21/2022		—		—	—		—
	30,000	—		4.80	05/19/2023		—		—	—		—
	28,000	—		12.75	05/18/2024		—		—	—		—
	22,500	7,500	(16)	4.70	05/17/2025		3,750	(17)	17,663	—		—
	20,000	20,000	(18)	5.68	05/16/2026		10,000	(19)	47,100	—		—
	—	—		—	—		26,626	(20)	125,408	8,876	(21)	41,806
	—	—		—	—		31,304	(22)	147,442	10,434	(23)	41,806
Jay Cho	30,000	—		5.42	05/21/2022	(24)	—		—	—		—
	30,000	—		4.80	05/19/2023	(24)	—		—	—		—
	28,000	—		12.75	05/18/2024	(24)	—		—	—		—
	22,500	7,500	(16)	4.70	05/17/2025	(24)	3,750	(25)(17)	17,663	—		—
	15,000	15,000	(26)	5.68	05/16/2026	(24)	7,500	(25)(27)	35,325	—		—
	—	—		—	—		21,634	(25)(28)	101,896	7,211	(25)(29)	33,964
	—	—		—	—		27,391	(25)(30)	129,012	9,130	(25)(31)	43,002
Timothy Justyn	16,250	—		5.42	05/21/2022		—		—	—		—
	16,250	—		4.80	05/19/2023		—		—	—		—
	15,000	—		12.75	05/18/2024		—		—	—		—
	28,000	—		6.25	03/15/2025		—		—	—		—
	2,000	—		4.70	05/17/2025		—		—	—		—
	30,000	—		5.68	05/16/2026		—		—	—		—

(1)	Reflects options, PSOs, RSUs and PRSUs granted under the 2012 Equity Incentive Plan and the 2020 Equity Incentive Plan.

(2)

Unless otherwise specified, stock options become vested and exercisable over a four-year period, 25% per year on each anniversary of the grant date, subject to the NEO’s continued service through each applicable vesting date.

(3)

Unless otherwise specified, time-based RSUs vest over a four-year period, 25% per year on each anniversary of the applicable vesting commencement date, subject to the NEO’s continued service through each applicable vesting date. The vesting commencement date is the first February 15, May 15, August 15 or November 15 on or after the grant date.

(4)	Reflects the fair value of outstanding stock awards as of January 1, 2022 at the closing market price of $4.71 per share.

(5)	Mr. Blonigan separated from the Company on January 18, 2022 and, to the extent not exercised, all of his vested options will expire on April 18, 2022, 90 days from his separation date.

(6)	Mr. Blonigan separated from the Company on January 18, 2022 and all of his unvested time-based RSUs and PRSUs were cancelled on that date.

(7)

Assuming continued employment with Intevac, 18,750 shares would have become exercisable on May 17, 2022. Mr. Blonigan separated from the Company on January 18, 2022 and the Company accelerated vesting of 18,750 shares on that date.

(8)	Assuming continued employment with Intevac, 10,000 shares would have vested on May 15, 2022. These shares were cancelled on January 18, 2022.

(9)

Assuming continued employment with Intevac, 9,375 shares would have become exercisable on May 16 of each of 2022 and 2023. Mr. Blonigan separated from the Company effective January 18, 2022 and the Company accelerated vesting of 9,375 shares on that date. 9,375 shares were forfeited upon Mr. Blonigan’s separation.

(10)	Assuming continued employment with Intevac, 10,000 shares would have vested on May 15 of each of 2022 and 2023. These shares were cancelled on January 18, 2022.

(11)

Assuming continued employment with Intevac, 9,375 shares would have become exercisable on the first day when the 30-day moving average of Intevac’s closing stock price was $7.95 or higher; and 9,375 shares would have become exercisable on the first day when the 30-day moving average of Intevac’s closing stock price was $8.44 or higher. These shares were cancelled on January 18, 2022.

(12)	Assuming continued employment with Intevac, 22,189 shares would have vested on May 15 of each of 2022, 2023 and 2024. These shares were cancelled on January 18, 2022.

(13)

Assuming continued employment with Intevac, 14,792 shares would have vested in May 2022 if the 2021 performance goal was achieved, 14,793 shares would have vested in May 2023 if the 2022 performance goal was achieved, and 14,793 shares would have vested in May 2024 if the 2023 performance goal was achieved. These shares were cancelled on January 18, 2022.

(14)	Assuming continued employment with Intevac, 13,663 shares would have vested on May 15 of each of 2022, 2023, 2024 and 2025. These shares were cancelled on January 18, 2022.

(15)

Assuming continued employment with Intevac 81,975 shares were scheduled to vest in May 2023 if the 2-year TSR performance goal is achieved. The number of shares reported in the table is the target amount, and the actual number of shares that may have vested ranges from 0% to 200% of the target amount, depending on achievement of specified TSR performance goals. These shares were cancelled on January 18, 2022.

(16)	Assuming continued employment with Intevac, 7,500 shares will become exercisable on May 17, 2022.

(17)	Assuming continued employment with Intevac, 3,750 shares will vest on May 15, 2022. Mr. Cho’s 7,500 unvested shares were forfeited upon Mr. Cho’s separation on February 28, 2022.

(18)	Assuming continued employment with Intevac, 10,000 shares will become exercisable on May 16 of each of 2022 and 2023.

(19)	Assuming continued employment with Intevac, 5,000 shares will vest on May 15 of each of 2022 and 2023.

(20)	Assuming continued employment with Intevac, 8,876 shares will vest on May 15 of each of 2022, 2023 and 2024.

(21)

Assuming continued employment with Intevac, 2,958 shares will vest in May 2022 if the 2021 performance goal is achieved, 2,959 shares will vest in May 2023 if the 2022 performance goal is achieved, and 2,959 shares will vest in May 2024 if the 2023 performance goal is achieved.

(22)	Assuming continued employment with Intevac, 7,826 shares will vest on May 15 of each of 2022, 2023, 2024 and 2025

(23)

Assuming continued employment with Intevac 10,434 shares are scheduled to vest in May 2023 if the 2-year TSR performance goal is achieved. The number of shares reported in the table is the target amount, and the actual number of shares that may vest ranges from 0% to 200% of the target amount, depending on achievement of specified TSR performance goals.

(24)	Mr. Cho separated from the Company on February 28, 2022 and all of his vested options expire on May 29, 2022, 90 days from his separation date.

(25)	Mr. Cho separated from the Company on February 28, 2022 and all of his unvested time-based RSUs and PRSUs were cancelled on that date.

(26)

Assuming continued employment with Intevac, 7,500 shares will become exercisable on May 16 of each of 2022 and 2023. Mr. Cho’s 15,000 unvested shares were forfeited upon Mr. Cho’s separation on February 28, 2022.

(27)	Assuming continued employment with Intevac, 3,750 shares would have vested on May 15 of each of 2022 and 2023. These shares were cancelled on February 28, 2022.

(28)	Assuming continued employment with Intevac, 7,212 shares would have vested on May 15 of each of 2022, 2023 and 2024. These shares were cancelled on February 28, 2022.

(29)

Assuming continued employment with Intevac, 2,404 shares would have vested in May 2022 if the 2021 performance goal is achieved, 2,404 shares will vest in May 2023 if the 2022 performance goal is achieved, and 2,403 shares will vest in May 2024 if the 2023 performance goal is achieved. These shares were cancelled on February 28, 2022.

(30)	Assuming continued employment with Intevac, 6,848 shares would have vested on May 15 of each of 2022, 2023, 2024 and 2025. These shares were cancelled on February 28, 2022.

(31)

Assuming continued employment with Intevac 9,130 shares were scheduled to vest in May 2023 if the 2-year TSR performance goal is achieved. The number of shares reported in the table is the target amount, and the actual number of shares that may have vested ranges from 0% to 200% of the target amount, depending on achievement of specified TSR performance goals. These shares were cancelled on February 28, 2022.

Potential Payments upon Termination of Employment or Change in Control

Severance Agreements

The Company entered into a severance agreement with Mr. Blonigan when he was hired in June 2013. If the Company terminated Mr. Blonigan’s employment for a reason other than cause (as such term is defined in the severance agreement) that also was not due to his death or disability, or if Mr. Blonigan resigned for good reason (as such term is defined in the agreement), Mr. Blonigan would receive as severance from the Company: (i) continuing payments of his base salary in effect on the date of the his termination for twelve months from the date of such termination, plus (ii) continuing payments of $2,000 per month for twelve months from the date of such termination. Additionally, if Mr. Blonigan resigned from the Company for good reason, as a result of the change of control of the Company, he would receive his bonus amount for the fiscal year in which the change of control occurs, prorated based on time and performance. The receipt of severance under the agreement was contingent upon: (i) Mr. Blonigan signing and not revoking a release of claims in favor of the Company, and (ii) Mr. Blonigan’s continued compliance with the terms of his confidentiality agreement entered into with the Company.

On January 27, 2022, the Company entered into a Separation Agreement and Release (the “Separation Agreement”) with Mr. Blonigan. Under the terms of the Separation Agreement, Mr. Blonigan is entitled to receive: (i) a payment equal to $590,000, payable in equal installments in accordance with the Company’s standard payroll procedures for the twelve month period following the separation date; (ii) continuing payments intended to defray Mr. Blonigan’s health care costs of $2,000 per month for twelve months following the separation date; (iii) the payout of Mr. Blonigan’s 2021 bonus, in a lump sum payment equal to $125,375, which is equivalent to the amount Mr. Blonigan would have received had he remained an employee of the Company through the date such bonus payments were made; and (iv) accelerated vesting with respect to (a) 18,750 shares subject to a stock option granted to Mr. Blonigan in May 2018, and (b) 9,375 shares subject to a stock option granted to Mr. Blonigan in May 2019, which represents the number of shares that would have vested under each such option had Mr. Blonigan remain employed with the Company through May 31, 2022. As part of the Separation Agreement, and as a condition to receiving the foregoing benefits, the parties agreed to provisions relating to a release and waiver of claims, confidentiality, non-disparagement, tax consequences and post-separation support of certain Company efforts.

Change in Control Agreements

Pursuant to their hiring, the Company entered into a change in control agreement with both Mr. Cho in December 2013 and with Mr. Moniz in October 2014. As per the terms of the agreements, if within twelve months following a change of control (as such term is defined in the change in control agreement), the Company terminates the executive’s employment for a reason other than cause (as such term is defined in the change in control agreement) or if the executive resigns for good reason (as such term is defined in the change in control agreement) (each, a “qualifying termination”), the executive will receive severance from the Company in the amount of twelve months of the executive’s base salary in effect on the date of the executive’s termination, payable at the Company’s discretion either in a lump sum or at equal intervals over a period of time not longer than twelve months. In addition, all stock options and restricted stock units held by the executive shall have their vesting fully accelerated. The receipt of severance under the change in control agreement is contingent upon the executive signing and not revoking a release of claims in favor of the Company.

On February 28, 2022, Mr. Cho separated from the Company and entered into a severance agreement and release of claims, pursuant to which Mr. Cho received a lump sum payment of $165,000.

Pursuant to his promotion to Executive Vice President and General Manager Photonics, the Company entered into a change of control agreement with Mr. Justyn in March 2018. As per the terms of the agreement, if, in the event of a division sale (as such term is defined in the change of control agreement, but generally relating to the sale, including the sale of substantially all of the assets of the division in which Mr. Justyn works), Mr. Justyn experienced either a no-offer/non-comparable offer termination (as such term is defined in the change of control agreement, but generally meaning he had not been offered a position with the buyer on comparable terms, declined any employment offer by the buyer, and terminated his employment with the Company) or a buyer involuntary termination (as such term is defined in the change of control agreement, but generally meaning that Mr. Justyn’s employment with the buyer was terminated without cause or for good reason (each as defined in his change of control agreement), in each case, by the earlier of the 3-month anniversary of the sale of the division, or March 1 of the year following the sale of the division), Mr. Justyn would receive severance from the Company. Such severance from the Company would consist of: (i) continuing payments of his base salary with the Company as in effect immediately prior to the closing date of the division sale (the “division sale closing date”) for twelve months from the division sale closing date; (ii) continuing payments of $2,000 per month for twelve months from the division sale closing date; (iii) if Mr. Justyn’s annual bonus payment, if any, for an applicable year had not been paid as of the division sale closing date, the Company could choose, in the CEO’s sole discretion, to pay Mr. Justyn an amount equal to the annual bonus amount for such year, based on actual performance (but not to exceed 100% of Mr. Justyn’s target bonus amount for that year), that Mr. Justyn would have received had he remained an employee of the Company through the date such bonus payments were made, paid in a lump sum at the same time that annual bonuses for that year were paid to other executives at the Company; and (iv) Mr. Justyn’s then-outstanding Company equity awards would vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. The receipt of severance under the change of control agreement was contingent upon the executive signing and not revoking a release of claims in favor of the Company and satisfying the terms of the change of control agreement and included a provision for the forfeiture of the severance amounts if Mr. Justyn received benefits under his change of control agreement but, within twelve months following the division sale closing date, commenced or re-commenced, as applicable, employment with the buyer.

When the Company sold its Photonics division on December 30, 2021, Mr. Justyn did not receive an employment offer from the buyer. On December 30, 2021, the Company terminated the employment of Mr. Justyn and his position as a Company officer. In accordance with the change in control agreement between the Company and Mr. Justyn, Mr. Justyn will be paid (i) a severance benefit equal to $320,000, or twelve months base salary, paid in equal installments on the Company’s normal payroll schedule over the twelve-month period following the closing of the Photonics sale transaction, and (ii) continuing payments to defray health care costs of $2,000 per month for twelve months from the closing date. In addition, as permitted under the change in control agreement, Mr. Justyn received the pay out of his 2021 bonus in the amount of $96,000, the same amount he would have received had he remained an employee of the Company through the date such bonus payments were made. Further, in accordance with his change in control agreement, on December 30, 2021, Mr. Justyn’s outstanding Company equity awards vested in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. On December 30, 2021, Mr. Justyn delivered a general release of claims as a condition to the receipt of the foregoing severance benefits. Pursuant to the change in control agreement, if Mr. Justyn commences employment with the buyer within 12 months from the closing date, he will cease to receive his severance benefits under the change of control agreement, and, to the extent permitted under applicable law, he will be required to repay the cash value of the severance benefits that he already received under the agreement.

Excise Tax

Under each of the Company’s severance and change in control agreements in the event the severance payments and other benefits payable to an executive constitute “parachute payments” under Section 280G of the U.S. Internal Revenue Code and would be subject to the applicable excise tax, then the executive’s severance benefits will be either (i) delivered in full or (ii) delivered to such lesser extent which would result in no portion of such benefits being subject to the excise tax, whichever results in the receipt by executive on an after-tax basis of the greatest amount of benefits.

Change in Control Acceleration

In the event of a change in control (as defined in Mr. Blonigan’s offer letter) Mr. Blonigan would have fully vested in and, if applicable, had the right to exercise, all of Mr. Blonigan’s then-outstanding Company equity awards and, with respect to Company equity awards with performance-based vesting, all performance goals or other vesting criteria would be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

As described above, pursuant to their change in control agreements, in the event of a qualifying termination within twelve months after a change of control (as defined in Mr. Cho’s and Mr. Moniz’s change of control agreements), then, subject to the execution and non-revocation of a release of claims in favor of the Company, Mr. Cho’s and Mr. Moniz’s then-outstanding Company equity awards will vest in full, both with respect to time-based Company equity awards and Company equity awards with performance-based vesting. Please see above for a description of the treatment of equity awards under Mr. Justyn’s Change of Control Agreement.

Estimated Payments Pursuant to Severance and Change in Control Agreements

The following table estimates potential payments upon termination as if Mr. Blonigan, Mr. Moniz and Mr. Cho had terminated on January 1, 2022, in connection with a change in control or other termination covered by the severance and change in control agreements and potential payments relating to the changed vesting schedule of outstanding equity awards under our 2020 Equity Incentive Plan and our 2012 Equity Incentive Plan in connection with a change in control. The table reflects termination scenarios covered by the various agreements and the benefits receivable thereunder, as well as under our equity plans. The closing market price per share of our common stock on January 1, 2022 was $4.71.

Name of Executive Officer	Termination Without Cause or Resignation for Good Reason ($)	Change in Control With Qualifying Termination ($)		Change in Control Without Termination ($)
Base Salary
Wendell Blonigan	590,000	590,000		—
James Moniz	—	360,000		—
Jay Cho	—	330,000		—
Annual Cash Incentive
Wendell Blonigan	—	590,000	(1)	—
James Moniz	—	—		—
Jay Cho	—	—		—
Health Coverage
Wendell Blonigan	24,000	24,000		—
James Moniz	—	—		—
Jay Cho	—	—		—
Acceleration Of Equity Awards
Wendell Blonigan	—	1,327,605		1,327,605
James Moniz	—	447,963		—
Jay Cho	—	375,412		—
Total
Wendell Blonigan	614,000	2,531,605		1,327,605
James Moniz	—	807,963		—
Jay Cho	—	705,412		—

(1)

The amount shown includes a bonus of $590,000, which Mr. Blonigan would have been eligible to receive if he had resigned from the Company for good reason as a result of a change in control of the Company, and met the other terms and conditions of his severance agreement. This bonus would be pro-rated based on time and performance. For purposes of this table, we have assumed Mr. Blonigan worked the full year and achieved performance at 100% of target levels.

Equity Incentive Plans

Under the 2020 Equity Incentive Plan, the 2012 Equity Incentive Plan and the 2022 Inducement Equity Incentive Plan (which was adopted in January 2022) (together, the “Plans”), all unvested options, RSUs and other equity awards vest in full and, if applicable, become exercisable and performance-based awards would be deemed achieved at 100% of target upon a change in control (as defined in the applicable plan) of Intevac or a merger of Intevac with or into another corporation or entity, unless the option or award is assumed or substituted for by the acquiring entity, and to the extent exercisable, would terminate if not exercised within the applicable period.

The Board or its Compensation Committee, as administrator of the Plans, has the authority to provide for the accelerated vesting of any or all outstanding equity awards under the Plans, including options held by our directors and executive officers, under such circumstances and at such times as the Compensation Committee deems appropriate, including in the event of termination of the executive or a change in control of Intevac.

Compensation of Directors

The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities to the members of the Company’s Board for the fiscal year ended January 1, 2022, other than Wendell Blonigan, whose compensation is set forth under the Summary Compensation Table.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)(2)	Total ($)
Kevin D. Barber	62,500	51,750	114,250
David S. Dury	86,250	51,750	138,000
Dorothy D. Hayes	60,000	51,750	111,750
Stephen A. Jamison	50,000	51,750	101,750
Michele F. Klein	58,125	51,750	109,875
Mark P. Popovich	55,000	51,750	106,750
Thomas M. Rohrs	63,125	51,750	114,875

(1)

Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are grant date fair value of awards granted during fiscal 2021 as determined pursuant to ASC 718. The assumptions used to calculate the value of stock awards are set forth under Note 4 of the notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2021 filed with the SEC on February 17, 2022.

(2)

Mr. Dury, Mr. Barber, Ms. Hayes, Dr. Jamison, Ms. Klein, Mr. Popovich and Mr. Rohrs each received an award of 9,000 restricted stock units on May 20, 2021 with a grant date fair value of $51,750. Mr. Dury, Mr. Barber, Ms. Hayes, Dr. Jamison, Ms. Klein, Mr. Popovich and Mr. Rohrs each had 9,000 restricted stock units outstanding at January 1, 2022.

(3)

The directors had options to purchase the following shares of common stock outstanding at January 1, 2022: Mr. Barber: 25,000 shares; Mr. Dury: 52,000 shares; Ms. Hayes: 25,000 shares; Dr. Jamison: 25,000 shares; Ms. Klein: 25,000 shares; Mr. Popovich: 25,000 shares; and Mr. Rohrs: 52,000 shares.

Standard Director Compensation Arrangements

Intevac uses a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee of the Board conducts an annual review of director compensation in consultation with Radford and, if appropriate, recommends any changes in the type or amount of compensation to the Board. In reviewing director compensation, the Compensation Committee takes into consideration the compensation paid to non-employee directors of comparable companies, including competitive non-employee director compensation data and analyses prepared by compensation consulting firms and the specific duties and committee responsibilities of particular directors. In addition, the Compensation Committee may make recommendations or approve changes in director compensation in connection with the Compensation Committee’s administration and oversight of our 2020 Equity Incentive Plan. Any change in director compensation is approved by the Board.

Cash Compensation

Annual cash compensation for non-employee board members are as follows:

	2020	2021
Non-Chair Board Retainer	$45,000	$45,000
Additional Board Chair Retainer	$25,000	$25,000
Audit Committee Chairmanship Compensation	$15,000	$15,000
Compensation Committee Chairmanship Compensation	$10,000	$10,000
Nominating and Governance Committee Chairmanship Compensation	$5,000	$5,000
Strategic Committee Chairmanship Compensation	—	$11,250
Audit Committee Member Compensation	$7,500	$7,500
Compensation Committee Member Compensation	$5,000	$5,000
Nominating and Governance Committee Member Compensation	$2,500	$2,500
Strategic Committee Member Compensation	—	$5,625

Directors do not receive cash compensation for attending meetings of the Board.

Equity Compensation

Our non-employee directors are eligible to receive grants of options to purchase shares of our common stock and other equity awards pursuant to our 2020 Equity Incentive Plan when and as determined by our Board and subject to the 2020 Equity Incentive Plan’s limits on annual non-employee director grants. Our 2020 Equity Incentive Plan provides that no non-employee director may be granted, in any fiscal year, equity awards covering more than 25,000 shares, which limit is increased to 40,000 shares in the fiscal year of his or her initial service as a non-employee director; however, any awards granted to an individual while he or she was an employee, or a consultant, will not count for purposes of these limits. During fiscal 2021, Mr. Dury, Mr. Barber, Ms. Hayes, Dr. Jamison, Ms. Klein, Mr. Popovich and Mr. Rohrs each received a grant of 9,000 time-based RSUs under the 2020 Equity Incentive Plan. Each grant of RSUs is scheduled to vest on the one-year anniversary of the grant date, subject to continued service with us.

Under our 2020 Equity Incentive Plan, in the event of a change in control, awards granted to non-employee directors vest in full, and, if applicable, become exercisable, as of immediately prior to the change in control. With respect to options previously granted to non-employee directors under our 2012 Equity Incentive Plan, with respect to equity awards that are assumed or substituted for in connection with a change in control or a merger of Intevac with or into another corporation or entity, if on the date of or following such assumption or substitution the individual’s status as a member of our board or as a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the director (unless such resignation is at the request of the acquirer), then the director will fully vest in and, if applicable, become exercisable, as of immediately prior to the change in control.

During 2014, the Board established minimum ownership guidelines for Company common stock for directors. Directors must own stock in the Company of at least three times the annual retainer paid to independent directors (exclusive of any compensation for committee service such as meeting fees and leadership roles.) The ownership level must be initially achieved by December 31 in the fourth year after the director is first elected. These ownership guidelines are applicable to all directors of the Company. In the event that a director also serves as an executive officer of the Company, the director will be subject to the same level of requirements as all directors. Mr. Blonigan, Mr. Dury and Mr. Rohrs were in compliance with the ownership guidelines at January 1, 2022. As recently elected members of the Board, Mr. Barber and Mr. Popovich have until December 31, 2022 and Ms. Hayes and Ms. Klein have until December 31, 2023 to achieve compliance with the ownership guidelines. Dr. Jamison who is not standing for reelection would have had until December 31, 2022 to achieve compliance with the ownership guidelines. Mr. Hunton has until December 31, 2026 to achieve compliance with the ownership guidelines.

Other Arrangements

Non-employee directors also have their travel, lodging and related expenses associated with attending Board or committee meetings and for participating in Board-related activities paid or reimbursed by Intevac.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options and RSUs granted to employees and directors, as well as the number of securities remaining available for future issuance, under Intevac’s equity compensation plans at January 1, 2022.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by security holders (3)	2,491,023	$6.55	2,736,022
Equity compensation plans not approved by security holders (4)	—	$—	—

Total	2,491,023	$6.55	2,736,022

(1)	Calculation of weighted-average exercise price excludes RSUs, for which there is no exercise price.

(2)	Excludes securities reflected in column (a).

(3)	Included in the column (c) amount are 729,307 shares available for future issuance under Intevac’s 2003 Employee Stock Purchase Plan.

(4)

On January 19, 2022, the Board adopted the 2022 Inducement Equity Incentive Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 1,200,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, performance shares and performance units, and its terms are substantially similar to the Company’s 2020 Equity Incentive Plan. The Inducement Plan was adopted without stockholder approval pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules. In accordance with that rule, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company. Because the Inducement Plan was adopted after the end of fiscal year 2021, the shares reserved for issuance under the Inducement Plan are not included in this table.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2022, for each person or entity who is known by us to own beneficially more than 5% of the outstanding shares of our common stock, each of the NEOs in the 2021 Summary Compensation Table on page 36, each of our directors, and all directors and current executive officers of Intevac as a group.

	Total Number of Shares (2)	Common Stock	Rights to Acquire (3)	Percentage Beneficially Owned (4)
Principal Stockholders, Executive Officers and Directors (1)
5% Stockholders:
Bleichroeder LP (5)	4,949,355	4,949,355	—	19.9%
Needham Investment Management L.L.C. (6)	2,157,850	2,157,850	—	8.7%
Royce & Associates LP (7)	1,451,779	1,451,779	—	5.8%
Dimensional Fund Advisors LP (8)	1,303,629	1,303,629	—	5.2%
NEOs:
Wendell Blonigan (9)	571,840	224,965	346,875	2.3%
James Moniz	263,329	116,918	146,411	1.1%
Jay Cho (10)	204,557	102,057	102,500	*
Timothy Justyn (11)	208,212	100,712	107,500
Non-Employee Directors:
Kevin D. Barber	52,000	18,000	34,000	*
David S. Dury (12)	203,000	142,000	61,000	*
Dorothy D. Hayes	43,000	9,000	34,000	*
Nigel Hunton	15,000	15,000	—	*
Stephen A. Jamison	52,000	18,000	34,000	*
Michele F. Klein	43,000	9,000	34,000	*
Mark P. Popovich	52,000	18,000	34,000	*
Thomas M. Rohrs	107,000	46,000	61,000	*
All directors and executive officers as a group (9 persons)	830,329	391,918	438,411	3.3%

*	Less than 1%

(1)	Unless otherwise indicated in their respective footnote, the address for each listed person is c/o Intevac, Inc., 3560 Bassett Street, Santa Clara, CA 95054.

(2)

The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated in the footnotes, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3)

Includes any shares which the individual or entity has the right to acquire within 60 days of March 31, 2022, through the exercise of any vested stock option and the vesting of performance shares and restricted stock units.

(4)	The total number of shares of Common Stock outstanding was 24,890,487 as of March 31, 2022.

(5)

The address of Bleichroeder LP (“Bleichroeder”) is 1345 Avenue of the Americas, New York, NY 10105. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 12, 2021. Bleichroeder reported sole voting and dispositive power as to all shares of Common Stock beneficially owned. Clients of Bleichroeder have the right to receive and the ultimate power to direct the receipt of dividends from, or the proceeds of the sale of, such securities. 21 April Fund, Ltd. (“21 April”), a Cayman Islands company for which Bleichroeder acts as investment adviser, may be deemed to beneficially own 3,322,615 of these 4,949,355 shares.

(6)

The address of Needham Investment Management L.L.C. is 250 Park Avenue, 10th Floor, New York, New York 10117-1099. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 14, 2022. Needham Investment Management L.L.C. reported shared voting and dispositive power as to all shares of Common Stock beneficially owned. Needham Asset Management, LLC is the managing member of Needham Investment Management L.L.C., which serves as investment adviser to various series of The Needham Funds, Inc. and the general partner to certain private investment funds. Needham Small Cap Growth Fund, which is a series of The Needham

Funds, Inc., holds 1,712,800 shares of common stock of the Issuer (“Common Stock”). Needham Investment Management L.L.C. may be deemed to beneficially own the Common Stock by virtue of its position as investment adviser to these series and general partner to these funds.

(7)

The address of Royce & Associates LP is 745 Fifth Avenue, New York, NY 10151. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on January 21, 2022. Royce & Associates LP reported sole voting and dispositive power as to all shares of Common Stock beneficially owned.

(8)

The address of Dimensional Fund Advisors LP. is 6300 Bee Cave Road, Building One, Austin, Texas, 78746. This information was obtained from a filing made with the SEC pursuant to Section 13(g) of the Exchange Act on February 8, 2022. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. Dimensional Fund Advisors LP. reported sole voting power with respect to 1,255,836 shares of common stock and sole dispositive power with respect to 1,303,629 shares of common stock.

(9)	Mr. Blonigan retired from the Company on January 18, 2022. We have provided his ownership information based on the last information known to us.]

(10)	Mr. Cho separated from the Company on February 28, 2022. We have provided his ownership information based on the last information known to us.

(11)	Mr. Justyn separated from the Company on December 31, 2021. We have provided his ownership information based on the last information known to us.

(12)	Includes 66,000 shares that Mr. Dury holds indirectly through a trust with his spouse.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

In accordance with our Code of Business Conduct and Ethics, our Director Code of Ethics and its charter, our Audit Committee reviews and approves in advance in writing any proposed related party transactions. The most significant related party transactions, as determined by the Audit Committee, must be reviewed and approved in writing in advance by our Board. Any related party transaction will be disclosed in the applicable SEC filing as required by the rules of the SEC. For purposes of these procedures, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K.

Mr. Thomas Rohrs, who has served on our Board since 2010, serves as the Executive Chairman of Ichor Systems, Inc. (“Ichor”). Intevac has entered into transactions with Ichor for the purchase of goods and services in the ordinary course of business during the past two completed fiscal years. Intevac paid Ichor $76,000 in fiscal 2020 and $4,000 in fiscal 2021.

Since the beginning of fiscal 2020, with the exception of the payments made to Ichor described above, there were no transactions to which Intevac was a party or will be a party, in which the amounts involved exceeded or will exceed $120,000 and in which the following persons had or will have a direct or indirect material interest:

•	Any of our directors or executive officers;

•	Any nominee for election as one of our directors;

•	Any person or entity that beneficially owns more than five percent of our outstanding shares; or

•	Any member of the immediate family of any of the foregoing person.

AUDIT COMMITTEE REPORT

The primary role of the Audit Committee is to provide oversight and monitoring of Intevac’s management and the independent registered public accounting firm and their activities with respect to Intevac’s financial reporting process. In the performance of its oversight function, the Audit Committee has:

•	reviewed and discussed the audited financial statements with BPM LLP and management;

•	discussed with BPM LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC; and

•

received the written disclosures and the letter from BPM LLP required by the applicable requirements of the PCAOB regarding BPM LLP’s communications with the Audit Committee concerning independence, and has discussed with BPM LLP their independence; and

•	considered whether the provision of services covered by Principal Accountant Fees and Services is compatible with maintaining the independence of BPM LLP.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board that the audited financial statements be included in Intevac’s Annual Report on Form 10-K for the fiscal year ended January 1, 2022.

Respectfully submitted by the members of the Audit Committee of the Board of Directors

Dorothy D. Hayes (Chair)

Kevin D. Barber

Mark P. Popovich

Thomas M. Rohrs

OTHER BUSINESS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

JAMES MONIZ

Executive Vice President, Finance and

Administration, Chief Financial Officer,

Secretary and Treasurer

April 13, 2022

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by May 17, 2022 at 11:59 P.M., Eastern Daylight Time. Online Go to www.investorvote.com/IVAC or scan the QR code login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Using a black ink pen, mark your votes with an X as shown in this example. Sign up for electronic delivery at Please do not write outside the designated areas. www.investorvote.com/IVAC Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q A Proposals The Board of Directors recommends a vote “FOR” all the nominees listed and “FOR” Proposals 2 and 3. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 David S. Dury 02 Nigel D. Hunton 03 Kevin D. Barber 04 Dorothy D. Hayes 05 Michele F. Klein 06 Mark P. Popovich For Against Abstain For Against Abstain 2. Proposal to ratify the appointment of BPM LLP as independent 3. Proposal to approve, on a non-binding, advisory basis, the, public accountants of Intevac for the fiscal year ending executive compensation of the Company’s named December 31, 2022. executive officers. 4. Transaction of any other business which may properly come before the meeting and any adjournment or postponement thereof. B Authorized Signatures This section must be completed for your vote to be counted. Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) Please print date below. Signature 1 Please keep signature within the box. Signature 2 Please keep signature within the box. 1UPX +

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/IVAC qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy Intevac, Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS Nigel Hunton and James Moniz, or either of them, are hereby appointed as the lawful agents and proxies of the undersigned (with all powers the undersigned would possess if personally present, including full power of substitution) to represent and to vote all shares of capital stock of Intevac, Inc. which the undersigned is entitled to vote at our Annual Meeting of Stockholders on May 18, 2022, and at any adjournments or postponements thereof, as follows on the reverse side. The Board of Directors recommends a vote “FOR” all the listed nominees and “FOR” Proposals 2 and 3. This Proxy will be voted as directed, or, if no direction is indicated, the proxy will be voted “FOR” each of the proposals and at the discretion of the persons named as proxies upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE If you vote by telephone or the Internet, please DO NOT mail back this proxy card. C Non-Voting Items Change of Address Please print new address below. Comments Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. +